Exhibit 99.1

On March 30, 2010, we acquired a 51 percent member interest in each of Southern LNG Company, L.L.C (SLNG) and El Paso Elba Express Company, L.L.C. (Elba Express) from El Paso Corporation (El Paso) and as a result have the ability to control SLNG’s and Elba Express’ operating and financial decisions and policies. Accordingly, we have consolidated SLNG and Elba Express and have retrospectively adjusted certain items included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (SEC) on February 26, 2010, as further noted below to reflect the change in reporting entity.

 Below is a list of terms that are common to our industry and used throughout this document:

/d	= per day	LNG	= liquefied natural gas
BBtu	= billion British thermal units	MDth	= thousand dekatherm
Bcf	= billion cubic feet	MMcf	= million cubic feet
Dth	= dekatherm	MMcf/d	= million cubic feet per day
Tonne	= metric ton	FERC	= Federal Energy Regulatory Commission

 When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

 When we refer to “us,” “we,” “our,” “ours,” or “EPB” we are describing El Paso Pipeline Partners, L.P. and/or our subsidiaries.

ITEM 1. BUSINESS

Overview and Strategy

We are a Delaware master limited partnership formed in November 2007 by El Paso to own and operate natural gas transportation pipelines and storage assets. We conduct our business activities through various natural gas pipeline systems and storage facilities including the Wyoming Interstate Company, Ltd. (WIC) system, a 58 percent general partner interest in Colorado Interstate Gas Company (CIG), a 51 percent member interest in each of SLNG and Elba Express and a 25 percent general partner interest in Southern Natural Gas Company (SNG). In November 2007, we completed an initial public offering of our common units, issuing 28.8 million common units to the public. In conjunction with our formation, El Paso contributed to us 100 percent of WIC, as well as 10 percent general partner interests in each of CIG and SNG. In September 2008, we acquired from El Paso an additional 30 percent general partner interest in CIG and an additional 15 percent general partner interest in SNG. On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG from El Paso. On March 30, 2010, we acquired a 51 percent member interest in each of SLNG and Elba Express from El Paso.

WIC is an interstate pipeline transportation business located in Wyoming, Utah and Colorado. CIG is an interstate pipeline transportation and storage business that extends from production areas in the U.S. Rocky Mountain region to interconnection points on pipelines transporting gas to the midwest, southwest and northwest U.S. and to market areas in the Front Range of Colorado and Wyoming. SLNG owns a LNG receiving terminal located on Elba Island, near Savannah, Georgia, which is used to import LNG. Elba Express is an interstate pipeline transportation business, placed in service on March 1, 2010, that transports natural gas supplies from SLNG’s Elba Island LNG receiving terminal to markets in the southeastern and eastern United States. SNG is an interstate pipeline transportation and storage business that extends from production fields in the southern U.S. and the Gulf of Mexico to market areas across the Southeast.

Our pipeline systems, storage facilities and LNG receiving terminal operate under tariffs approved by the FERC that establish rates, cost recovery mechanisms and other terms and conditions of services to our customers. The fees or rates established under our tariff are a function of our costs of providing services to our customers, including a reasonable return on our invested capital.

Our primary business objectives are to generate stable cash flows sufficient to make distributions to our unitholders and to grow our business through the construction, development and acquisition of additional energy infrastructure assets. We intend to increase our cash distributions over time by enhancing the value of our transportation and storage assets by:

•	providing outstanding customer service;

•	executing successfully on time and on budget for our committed expansion projects;

•	focusing on increasing utilization, efficiency and cost control in our operations;

•	pursuing economically attractive organic and greenfield expansion opportunities;

•	successfully recontracting expiring contracts for transportation capacity;

•	pursuing strategic asset acquisitions from third parties and El Paso to grow our business; and

•	maintaining the integrity and ensuring the safety of our pipeline and LNG systems and other assets.

Our Assets

The table below and discussion that follows provide detail on our pipeline systems as of December 31, 2009:

	As of December 31, 2009
Transmission	Ownership	Miles of	Design	Storage	Average Throughput(1)
System	Interest	Pipeline	Capacity	Capacity	2009	2008	2007
	(Percent)		(MMcf/d)	(Bcf)		(BBtu/d)
WIC	100	800	3,340	—	2,652	2,543	2,071
CIG (2)(3)	58	4,200	3,750	35	2,299	2,225	2,339
SNG (2)(4)	25	7,600	3,700	60	2,322	2,339	2,345
____________________

(1)	The WIC throughput includes 131 BBtu/d, 181 BBtu/d and 239 BBtu/d transported by WIC on behalf of CIG for the years ended December 31, 2009, 2008, and 2007.
(2)	Volumes reflected are 100 percent of the volumes transported on the CIG system and the SNG system, respectively.
(3)	CIG’s storage capacity includes 6 Bcf of storage capacity from Totem Gas Storage, which is owned by WYCO Development LLC (WYCO), CIG’s 50 percent equity investee.
(4)
SNG’s storage capacity includes the storage capacity associated with their 50 percent ownership interest in Bear Creek Storage Company, LLC (Bear Creek), a joint venture with Tennessee Gas Pipeline Company (TGP), our affiliate.

WIC. WIC is comprised of a mainline system that extends from western Wyoming to northeast Colorado (the Cheyenne Hub) and several lateral pipeline systems that extend from various interconnections along the WIC mainline into western Colorado and northeast Wyoming and into eastern Utah. WIC is one of the primary interstate natural gas transportation systems providing takeaway capacity from the mature Overthrust, Piceance, Uinta, Powder River and Green River Basins. CIG is the operator of the WIC system pursuant to a service agreement with WIC.

CIG. CIG is comprised of pipelines that deliver natural gas from production areas in the U.S. Rocky Mountains and the Anadarko Basin directly to customers in Colorado, Wyoming and indirectly to the midwest, southwest, California and Pacific northwest. CIG also owns interests in five storage facilities located in Colorado and Kansas with approximately 35 Bcf of underground working natural gas storage capacity and one natural gas processing plant located in Wyoming.

CIG owns a 50 percent ownership interest in WYCO, a joint venture with an affiliate of Public Service Company of Colorado (PSCo). WYCO owns Totem Gas Storage and the High Plains pipeline, which were placed in service in June 2009 and November 2008, respectively, and are operated by CIG. The High Plains pipeline consists of a 164-mile interstate gas pipeline extending from the Cheyenne Hub in northeast Colorado to PSCo’s Fort St. Vrain electric generation plant and other points of interconnections with PSCo’s system. The system added approximately 900 MMcf/d of overall transportation capacity to our system. The increased capacity is fully contracted with PSCo and Coral Energy Resources pursuant to firm contracts through 2029 and 2019. The Totem Gas Storage facility consists of a natural gas storage field that services and interconnects with the High Plains Pipeline. The Totem Gas Storage field has 6 Bcf of working natural gas storage capacity with a maximum withdrawal rate of 200 MMcf/d and a maximum injection rate of 100 MMcf/d. All of the storage capacity of this new storage field is fully contracted with PSCo pursuant to a firm contract through 2040. WYCO also owns a state regulated intrastate gas pipeline that extends from the Cheyenne Hub in northeast Colorado to PSCo’s Fort St. Vrain’s electric generation plant, which CIG does not operate, and a compressor station in Wyoming operated by WIC.

SLNG. On March 30, 2010, we acquired a 51 percent member interest in SLNG from El Paso. SLNG owns the Elba Island LNG receiving terminal. Located near Savannah, Georgia, the Elba Island LNG terminal is one of ten facilities in the United States capable of providing domestic storage and vaporization services to international producers of LNG. The Elba Island LNG terminal has approximately 7 Bcf of LNG storage capacity and 1,755 MMcf/d, of peak vaporization send-out capacity. The capacity of the Elba Island LNG terminal is fully contracted with subsidiaries of BG Energy Holdings Limited (BG) (with a contract term through 2027) and Shell Oil Company (Shell) (with contract terms through 2035 and 2036) under long-term tolling agreements. The Elba Island LNG terminal is directly connected to four major pipelines and indirectly to two others, and thus is readily accessible to the southeast and mid-Atlantic markets. SNG operates the Elba Island LNG terminal pursuant to a service agreement with SLNG.

Elba Express. On March 30, 2010, we acquired a 51 percent member interest in Elba Express from El Paso. Elba Express owns the Elba Express pipeline, an approximate 190-mile pipeline with a design capacity of 945 MMcf/d that transports natural gas supplies from the Elba Island LNG terminal to markets in the southeastern and eastern United States. The Elba Express pipeline was placed into service on March 1, 2010. Under a firm transportation service agreement, Shell North American LNG, LLC (Shell LNG) has committed to the entire capacity of the Elba Express pipeline for 30 years after the in-service date for a fixed rate that will be reduced beginning on December 31, 2013. The firm transportation service agreement is supported by an initial guaranty and, beginning on April 1, 2010, a step-down replacement guaranty from Shell, that unconditionally guarantees the timely performance of all of Shell LNG’s obligations under the firm transportation service agreement. SNG operates the Elba Express pipeline pursuant to a service agreement with Elba Express Company, L.L.C., the wholly-owned subsidiary of Elba Express.

SNG. SNG is comprised of pipelines extending from natural gas supply basins in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to market areas in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. SNG is the principal natural gas transporter to southeastern markets in Alabama, Georgia and South Carolina. SNG owns interests in two storage facilities along the system with approximately 60 Bcf of underground working natural gas storage capacity. The SNG system is also connected to El Paso’s Elba Island LNG terminal near Savannah, Georgia.

Markets and Competition

Our customers consist of natural gas distribution and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation and storage services in both our natural gas supply and market areas. Our pipeline systems connect with multiple pipelines that provide our customers with access to diverse sources of supply, including supply from unconventional sources, and various natural gas markets. The natural gas industry is undergoing a major shift in supply sources. Production from conventional sources is declining while production from unconventional sources such as shale, tight sands, and coal bed methane is rapidly increasing. This shift will change the supply patterns and flows of pipelines. The impacts will vary among pipelines according to the proximity of the new supply sources.

Electric power generation has been a growing demand sector of the natural gas market. The market slowdown had a minimal impact on SNG as electric market demand increased due to attractive natural gas pricing relative to coal. The growth of natural gas fired electric power benefits the natural gas industry by creating more demand for natural gas. This potential benefit is offset, in varying degrees, by increased generation efficiency, the more effective use of surplus electric capacity and the use and availability of other fuel sources for power generation. In addition, in several regions of the country, new additions in electric generating capacity have exceeded load growth and electric transmission capabilities out of those regions. These developments may inhibit owners of new power generation facilities from signing firm transportation contracts with natural gas pipelines.

Growth of the natural gas market has been adversely affected by the current economic slowdown in the U.S. and world economies. The decline in economic activity reduced industrial demand for natural gas and electricity, which affected natural gas demand both directly in end-use markets and indirectly through lower power generation demand for natural gas. We expect the demand and growth for natural gas to return as the economy recovers. Natural gas has a favorable competitive position as an electric generation fuel because it is a clean and abundant fuel with lower capital requirements compared with other alternatives. The lower demand and the credit restrictions on investments in the recent past may slow development of supply projects. While WIC’s, CIG’s and SNG’s pipelines could experience some level of reduced throughput and revenues, or slower development of future expansion projects as a result of these factors, each of these pipelines generates a significant (approximately 90 percent) portion of its revenues through fixed monthly reservation or demand charges on long-term contracts at rates stipulated under its tariffs or in its contracts. Additionally, on CIG and WIC, we do not expect production in the U.S. Rocky Mountain region to significantly decrease from current levels due to the need to replace diminishing exports from Canada and declining production from traditional domestic sources.

WIC. Our WIC system competes with other interstate and intrastate pipelines for deliveries to multiple-connection customers and its four largest customers are generally able to obtain a significant portion of their natural gas transportation requirements from other pipelines, including the Rockies Express Pipeline LLC (Rockies Express Pipeline) and CIG. In addition, WIC competes with CIG, third party pipelines and gathering systems for connection to the rapidly growing supply sources in the U.S. Rocky Mountain region. Natural gas delivered from the WIC system competes with alternative energy sources used to generate electricity, such as hydroelectric power, solar, wind, coal and fuel oil.

WIC and CIG are competitors for lateral expansions to various U.S. Rocky Mountain supply basins. Both WIC and CIG have supply laterals in the Piceance Basin, Powder River Basin and the Uinta Basin. Since the WIC mainline system and the Wyoming portion of the CIG system parallel each other, a supply lateral can effectively interconnect with either system. Additionally, for many years CIG has contracted for firm capacity on the WIC system to support CIG’s Wyoming area contract obligations and CIG uses its capacity on the WIC system as an operational loop of the CIG system. WIC and CIG may compete for the same business opportunities. Economic, market and other factors related to each individual opportunity will have a significant impact on the determination of whether WIC, CIG or another affiliate pursue such business opportunities and ultimately carry out expansion projects or acquisitions, but the decision will be at the sole discretion of El Paso.

CIG. Our CIG system serves two major markets, an on-system market, consisting of utilities and other customers located along the Front Range of the U.S. Rocky Mountains in Colorado and Wyoming, and an off-system market, consisting of the transportation of U.S. Rocky Mountain natural gas production from multiple supply basins to users accessed through interconnecting pipelines in the midwest, southwest, California and the Pacific northwest. Recent growth in the on-system market from both the space heating segment and electric generation segment has provided CIG with incremental demand for transportation services. Competition for our on-system market consists of an intrastate pipeline, an interstate pipeline, local production from the Denver-Julesburg basin, and long-haul shippers who elect to sell into this market rather than the off-system market. Competition for our off-system market consists of other interstate pipelines, including WIC, that are directly connected to our supply sources. CIG also faces competition from other existing pipelines and alternative energy sources that are used to generate electricity such as hydroelectric power, wind, solar, coal and fuel oil.

CIG also competes with other interstate and intrastate pipelines for deliveries to multiple-connection customers who can take deliveries at alternative points. Some of CIG’s largest customers are able to obtain a significant portion of their natural gas requirements through transportation from other pipelines. CIG’s most direct competitor in the U.S. Rocky Mountain region is the Rockies Express Pipeline. The Rockies Express Pipeline could result in additional discounting on the CIG system.

SLNG. Elba Island’s LNG terminal capacity is completely subscribed under long term contracts with subsidiaries of BG (with a contract term through 2027) and Shell (with contract terms through 2035 and 2036). Because revenue from these contracts is predominantly based on reservation charges, changes in throughput at the terminal driven by domestic or global competition will have relatively little effect on our revenue stream or profitability. Since the Elba Island LNG terminal is directly connected to four major pipelines and indirectly to two others it is readily accessible to markets in the southeast United States, Florida, and the mid-Atlantic, and we believe that this connectivity well positions the Elba Island LNG terminal to compete for any global LNG supplies against any other U.S. LNG terminal.

Elba Express. The full pipeline capacity of Elba Express is completely subscribed under a long term contract with a subsidiary of Shell (with a contract term through 2040). Because revenue from this contract is entirely based on reservation charges, changes in throughput on Elba Express driven by competitive forces will have little or no effect on our revenue stream or profitability.  A precedent agreement has also been signed with BG for an expansion of Elba Express with volume and timing dependent on the outcome of BG’s participation in a further expansion of the Elba Island LNG terminal.  Revenue from this new BG contract is also predominantly based on reservation charges and will not be affected significantly by external competitive forces.

SNG. The southeastern market served by the SNG system is one of the fastest growing natural gas demand regions in the U.S. Demand for deliveries from the SNG system is characterized by two peak delivery periods, the winter heating season and the summer cooling season.

SNG competes with other interstate and intrastate pipelines for deliveries to multiple-connection customers who can take deliveries at alternative delivery points. Natural gas delivered from the SNG system competes with alternative energy sources used to generate electricity, such as hydroelectric power, coal and fuel oil. Some of SNG’s largest customers are able to obtain a significant portion of their natural gas requirements through transportation from other pipelines. In addition, SNG competes with third party pipelines and gathering systems for connection to new supply sources.

SNG’s most direct competitor is Transco, which owns an approximately 10,500-mile pipeline extending from Texas to New York. It has firm transportation contracts with some of SNG’s largest customers, including Atlanta Gas Light Company, Alabama Gas Corporation, SCANA, and Southern Company Services.

The following table details our customers and contracts for each of our pipeline systems as of December 31, 2009. Our firm customers reserve capacity on our pipeline system, storage facilities or LNG terminalling facilities and are obligated to pay a monthly reservation or demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. Our interruptible customers are customers without reserved capacity that pay usage charges based on the volume of gas actually transported, stored, injected or withdrawn.

WIC Customer Information	Contract Information
Approximately 50 firm and interruptible customers.	Approximately 60 firm transportation contracts. Weighted average remaining contract term of approximately eight years.

Major Customers:
Williams Gas Marketing, Inc.
(1,320 BBtu/d)	Expires in 2010-2021.

Anadarko Petroleum Corporation
(1,260 BBtu/d)	Expires in 2010-2023.

CIG Customer Information	Contract Information
Approximately 100 firm and interruptible customers.	Approximately 170 firm transportation contracts. Weighted average remaining contract term of approximately eight years.

Major Customers:
PSCo
(1,787 BBtu/d)	Expires in 2010-2029.

Williams Gas Marketing, Inc.
(498 BBtu/d)	Expires in 2010-2014.

Anadarko Petroleum Corporation
(280 BBtu/d)	Expires in 2011-2015.

SLNG Customer Information	Contract Information(1)
Two firm customers.	Two firm capacity contracts. Weighted average remaining contract term of approximately 21 years.

Major Customers:
BG LNG Services, LLC
(585 BBtu/d)	Expires in 2027.

Shell North American LNG, LLC (2)
(551 BBtu/d)	Expires in 2036.
____________________

(1)  Shell LNG has contracted for 4.2 Bcf of additional storage and 405 MMcf/d of additional vaporization send-out capacity through mid 2035 following the Elba III Phase A Expansion in-service date of March 1, 2010. Accordingly, SLNG’s weighted average remaining contract life increased to 23 years as of March 1, 2010.

(2)  Shell LNG is currently releasing its firm capacity to BG LNG Services, LLC under terms allowed by SLNG’s tariff.

SNG Customer Information	Contract Information
Approximately 270 firm and interruptible customers.	Approximately 200 firm transportation contracts. Weighted average remaining contract term of approximately six years.

Major Customers:
Atlanta Gas Light Company(1)
(1,063 BBtu/d)	Expires in 2013-2024.

Southern Company Services
(433 BBtu/d)	Expires in 2011-2018.

Alabama Gas Corporation
(372 BBtu/d)	Expires in 2010-2013.

SCANA Corporation
(315 BBtu/d)	Expires in 2013-2019.
____________________

(1) Atlanta Gas Light Company is currently releasing a significant portion of its firm capacity to a subsidiary of SCANA Corporation under terms allowed by SNG’s tariff.

Under a firm transportation service agreement, Shell LNG has contracted for 945 MMcf/d of capacity on the Elba Express Pipeline for 30 years from the date of the Elba Express Pipeline’s in-service date of March 1, 2010. The firm transportation service agreement is supported by an initial guaranty and, beginning on April 1, 2010, a step-down replacement guaranty from Shell that unconditionally guarantees the timely performance of all of Shell LNG’s obligations under the firm transportation service agreement.

ITEM 6. SELECTED FINANCIAL DATA

The historical operating results data for each of the three years ended December 31, 2009 and the financial position data as of December 31, 2009 and 2008 were derived from our audited financial statements. We derived the operating results data for each of the two years ended December 31, 2006 and the financial position data as of December 31, 2007, 2006 and 2005 from our accounting records. Our historical results are not necessarily indicative of results to be expected in the future. In conjunction with our formation on November 21, 2007, El Paso contributed to us 10 percent general partner interests in CIG and SNG. On September 30, 2008, we acquired an additional 30 percent general partner interest in CIG and an additional 15 percent general partner interest in SNG from El Paso. On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG and, as a result, own a 58 percent general partner interest in CIG. On March 30, 2010, we acquired a 51 percent member interest in each of SLNG and Elba Express from El Paso. Subsequent to the July 24, 2009 and March 30, 2010 acquisitions, we own majority interests in CIG, SLNG and Elba Express and have the ability to control their operating and financial decisions and policies.  Accordingly, we have consolidated CIG, SLNG and Elba Express and retrospectively adjusted our historical financial statements in all periods to reflect the changes in reporting entity. We have recorded our share of SNG’s operating results as earnings from unconsolidated affiliates from the dates we received interests in SNG. The selected financial data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data included in this Report.

	As of or for the Year Ended December 31,
	2009	2008	2007	2006	2005
	(In millions, except per unit amounts)
Operating Results Data:
Operating revenues	$609.9	$524.8	$486.2	$459.3	$419.8
Operating income	327.9	261.7	241.4	246.1	165.2
Earnings from unconsolidated affiliates(1)	53.4	32.9	4.1	0.4	—
Income from continuing operations	342.0	269.4	193.8	176.4	124.7
Net income	342.0	269.4	199.6	182.1	128.8
Net income attributable to El Paso Pipeline Partners, L.P.	245.4	189.7	140.3	131.1	89.2
Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit-basic and diluted
Common units(2)	$1.64	$1.26	$0.11	$—	$—
Subordinated units(2)	1.56	1.12	0.11	—	—

Distributions declared per common unit(3)	$1.33	$1.01	$—	$—	$—

Financial Position Data:
Property, plant and equipment, net	$3,109.9	$2,533.7	$1,962.6	$1,632.0	$1,514.7
Investment in unconsolidated affiliates(1)	417.5	410.8	171.8	15.9	—
Total assets	3,916.1	3,386.2	2,965.6	2,652.9	2,434.4
Long-term debt and other financing obligations, less current maturities	1,626.4	1,357.3	1,037.7	608.2	708.6
Total partners’ capital	1,971.3	1,630.2	1,664.3	1,519.9	1,325.9
____________________

(1)
El Paso contributed to us 10 percent general partner interests in SNG on November 21, 2007. On September 30, 2008, we acquired an additional 15 percent general partner interest in SNG from El Paso, as further described in Item 8, Financial Statements and Supplementary Data, Note 2.

(2)	Earnings per unit in 2007 are based on income allocable to us subsequent to completion of our initial public offering. See Item 8, Financial Statements and Supplementary Data, Note 4.

(3)	In 2007, there were no distributions declared or paid per common unit.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our Management’s Discussion and Analysis (MD&A) should be read in conjunction with our consolidated financial statements and the accompanying footnotes. MD&A includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from the statements we make.

In November 2007, we completed an initial public offering of 28.8 million common units. In conjunction with our formation, El Paso contributed to us 100 percent of WIC, an interstate natural gas system, as well as 10 percent general partner interests in each of El Paso’s SNG and CIG interstate natural gas pipeline systems. On July 24, 2009 and September 30, 2008, we acquired 18 percent and 30 percent general partner interests in CIG, respectively, from El Paso. On March 30, 2010 we acquired a 51 percent member interest in each of SLNG and Elba Express from El Paso. Subsequent to the July 2009 and March 2010 acquisitions, we own majority interests in CIG, SLNG and Elba Express and have the ability to control their operating and financial decisions and policies. Accordingly, we have consolidated CIG, SLNG and Elba Express and retrospectively adjusted our historical financial statements in all periods to reflect the changes in reporting entity. We have reflected El Paso’s 42 percent general partner interest in CIG and El Paso’s 49 percent member interest in each of SLNG and Elba Express as non-controlling interest in our financial statements for all periods presented. These transactions were accounted for as reorganizations of entities under common control. We began recording earnings from unconsolidated affiliates from our 10 percent ownership interest in SNG from the date of its contribution in November 2007. Effective September 30, 2008, we acquired from El Paso an additional 15 percent general partner interest in SNG. We accounted for the acquisition of our additional equity interest in SNG prospectively beginning on September 30, 2008. For a further discussion of each of these acquisitions, see Financial Statements and Supplementary Data, Note 2. Since our interest in SNG is not reflected for periods prior to November 2007, the historical results of operations and the period to period comparison of results may not be indicative of future results.

We have included a discussion in this MD&A of items that may affect the partnership as it operates in the future. The matters discussed in our MD&A are as follows:

•	General description of our business assets and operations and growth projects;

•	Comparative discussion of our historical results of operations; and

•
Liquidity and capital resource related matters, including our available liquidity, sources and uses of cash, our historical cash flow activities, contractual obligations and commitments, and critical accounting policies, among other items.

Our Business. We are a Delaware limited partnership formed by El Paso (our general partner) to own and operate natural gas transportation and storage assets. We hold a 100 percent ownership interest in the approximately 800-mile WIC interstate natural gas pipeline system with a design capacity of approximately 3.3 Bcf/d and an average daily throughput in 2009 of 2,652 BBtu/d.

We also own a 58 percent general partner interest in CIG, a 51 percent member interest in each of SLNG and Elba Express and a 25 percent general partner interest in SNG, whose operations are summarized below:

•
CIG. CIG is an interstate natural gas pipeline system with approximately 4,200 miles of pipeline with a design capacity of approximately 3.8 Bcf/d and an average daily throughput in 2009 of 2,299 BBtu/d. It has associated storage facilities with 35 Bcf of underground working natural gas storage capacity, which includes 6 Bcf of storage capacity from Totem Gas Storage associated with CIG’s 50 percent ownership interest in WYCO.

•
SLNG. SLNG owns the Elba Island LNG receiving terminal, one of ten facilities in the United States capable of providing domestic storage and vaporization services to international producers of LNG. The Elba Island LNG terminal has storage capacity of approximately 7 Bcf and has peak vaporization sendout capacity of approximately 1,755 MMcf/d.

•
Elba Express. Elba Express is an interstate natural gas pipeline system with approximately 190 miles of pipeline with a design capacity of approximately 945 MMcf/d. The Elba Express pipeline was placed in service on March 1, 2010.

•
SNG. SNG is an interstate natural gas pipeline system with approximately 7,600 miles of pipeline with a design capacity of approximately 3.7 Bcf/d and an average daily throughput in 2009 of 2,322 BBtu/d. It has associated storage facilities with a total of approximately 60 Bcf of underground working natural gas storage capacity, which includes the storage capacity associated with a 50 percent ownership interest in Bear Creek, a joint venture with TGP, our affiliate.

Each of these businesses faces varying degrees of competition from other existing and proposed pipelines and LNG facilities, as well as from alternative energy sources used to generate electricity, such as hydroelectric power, coal and fuel oil. Our revenues from transportation and storage services consist of the following types:

Type	Description	Percent of Total Revenues in 2009(1)
		WIC	CIG	SLNG	SNG
Reservation	Reservation revenues are from customers (referred to as firm customers) that reserve capacity on our pipeline systems and storage facilities. These firm customers are obligated to pay a monthly reservation or demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts.	98	91	93	88

Usage and Other	Usage revenues are from both firm customers and interruptible customers (those without reserved capacity) that pay usage charges based on the volume of gas actually transported, stored, injected or withdrawn. We also earn revenues from other miscellaneous sources.	2	9	7	12
____________________

(1)
Excludes liquids transportation revenue, amounts associated with retained fuel, and, in the case of CIG, liquids revenue associated with CIG’s processing plants. The revenues described in this table constituted approximately 100%, 94%, 89% and 99% of WIC’s, CIG’s, SLNG’s and SNG’s total revenues, respectively, earned during the year ended December 31, 2009. Elba Express did not earn revenue during the year ended December 31, 2009 as the Elba Express pipeline was not placed in service until March 2010. However, the full pipeline capacity of Elba Express is completely subscribed under a long term reservation contract from March 2010 through 2040 with Shell LNG.

The FERC regulates the rates we can charge our customers. These rates are generally a function of the cost of providing services to our customers, including a reasonable return on our invested capital. Because of our regulated nature and the high percentage of our revenues attributable to reservation charges, our revenues have historically been relatively stable. However, our financial results can be subject to volatility due to factors such as changes in natural gas prices, changes in supply and demand, regulatory actions, competition, declines in the creditworthiness of our customers and weather. In January 2010, the FERC approved SNG’s settlement in which SNG (i) increased its base tariff rates effective September 1, 2009, (ii) implemented a volume tracker for gas used in operations, (iii) agreed to file its next general rate case to be effective after August 31, 2012 and no later than September 1, 2013, and (iv) extended the vast majority of SNG’s firm transportation contracts until August 31, 2013. CIG is required to file a new rate case to be effective no later than October 2011.

Growth Projects. We intend to grow our business through organic expansion opportunities and through strategic asset acquisitions from third parties, El Paso or both. As of December 31, 2009, each of WIC, CIG and SNG have significant expansion projects in progress as described below:

WIC. WIC expects to spend approximately $60 million on contracted organic growth projects from 2010 through 2014. Of this amount, we expect to spend approximately $47 million in 2010. These expenditures are related to the WIC Expansion project.

•
WIC Expansion. We estimate the total cost of this project will be approximately $71 million. Due to increased shipper commitments, WIC expanded the scope of this project to add a second compressor unit on the Kanda Lateral, which increased its capital cost from $55 million to $71 million. This portion of the project will add a 12,400 horsepower compressor station on the Kanda Lateral which will increase the Kanda Lateral capacity to 595 MDth/d. WIC filed an application with the FERC for certificate authorization to construct this portion of the project in July 2009, and the anticipated in-service date is November 2010. WIC also plans to install three miles of pipeline and reconfigure one compressor at its Wamsutter station which will provide 155 MDth/d natural gas deliveries from the WIC Mainline into a third-party pipeline and onto the Opal Hub and El Paso’s proposed Ruby Pipeline. WIC filed an application with the FERC for certificate authorization to construct this portion of the project in November 2009, and it is anticipated to be placed in service in the first quarter of 2011.

CIG. CIG expects to spend approximately $110 million on contracted organic growth projects from 2010 through 2014. Of this amount, CIG expects to spend $86 million in 2010 primarily on its Raton 2010 expansion described below:

•
Raton 2010. The Raton 2010 expansion project will consist of approximately 118 miles of pipeline from the Raton Basin Wet Canyon Lateral to the south end of the Valley Line. This project will provide additional capacity of approximately 130 MMcf/d from the Raton Basin in southern Colorado to the Cheyenne Hub in northern Colorado. The estimated total cost of the project is $146 million. The estimated in-service date is December 2010. In September 2009, CIG filed an application for certificate authorization with the FERC for this project.

SLNG/Elba Express. The Elba III Expansion and Elba Express Expansion projects will be completed in two phases, at an estimated total cost of $903 million for Phase A and $261 million for Phase B. SLNG and Elba Express expect to spend a total of $91 million in 2010 to complete Phase A.

•
Elba III Expansion. The Elba III Phase A Expansion increased SLNG’s peak vaporization send-out capacity to 1,755 MMcf/d from 1,215 MMcf/d, which was placed into service on March 1, 2010, and is expected to increase storage capacity at the Elba Island LNG terminal to approximately 12 Bcf by August 2010. The Elba III Phase B Expansion would further increase peak vaporization send-out capacity to 2,115 MMcf/d and increase storage capacity to approximately 16 Bcf. During the second quarter of 2009, BG, SNG, Elba Express, and SLNG entered into agreements to delay the in-service date of the Elba III Phase B Expansion project at BG’s option, to as late as December 31, 2014 or, if BG is unable to meet certain conditions, to terminate the Elba III Phase B Expansion project by mid 2011. In exchange for this delay/termination option, BG committed to subscribe to certain firm Phase B capacity on the Elba Express pipeline described below, and to provide certain rate considerations on an existing transportation contract to SNG, our equity investee.

•
Elba Express Expansion. The Elba Express Phase A Expansion was placed into service on March 1, 2010, and is an approximate 190-mile pipeline with a design capacity of 945 MMcf/d that transports natural gas supplies from the Elba Island LNG terminal to markets in the southeastern and eastern United States. The Elba Express Phase B Expansion project is expected to increase the Elba Express pipeline’s design capacity up to 1,165 MMcf/d with the addition of an approximate 10,000 horsepower compression station at an estimated cost of approximately $30 million. Phase B is expected to be placed in-service in 2014 or 2015. BG committed to subscribe for either 170 MMcf/d (if BG commits to the Elba III Phase B Expansion project) or 220 MMcf/d (if BG exercises its option to terminate the Elba III Phase B Expansion project) of the additional capacity to be provided by the Elba Express Phase B Expansion project.

SNG. SNG expects to spend approximately $403 million on contracted organic growth projects from 2010 through 2014. Of this amount, SNG expects to spend $249 million in 2010. Our share of SNG’s future expected capital expenditures is approximately $101 million. These expenditures are primarily related to the South System III and the Southeast Supply Header projects.

•
South System III. The South System III expansion project will expand SNG’s pipeline system in Mississippi, Alabama and Georgia by adding approximately 81 miles of pipeline looping and replacement on SNG’s south system and 17,310 horsepower of compression to serve an existing power generation facility owned by the Southern Company in the Atlanta, Georgia area that is being converted from coal fired to cleaner burning natural gas. This expansion project will be completed in three phases at a total estimated cost of $352 million, with each phase expected to add an additional 122 MMcf/d of capacity. In August 2009, we received certification of authorization from the FERC to construct this project. The project has estimated in-service dates of January 2011 for Phase I, June 2011 for Phase II and June 2012 for Phase III. SNG has entered into a precedent agreement with Southern Company Services as agent for its affiliated operating companies, Georgia Power Company, Alabama Power Company, Mississippi Power Company, Southern Power Company and Gulf Power Company to provide an incremental firm transportation service to such operating companies, commencing in phases beginning January 1, 2011, and ending May 31, 2032, which is 20 years after the estimated in-service date for Phase III.

•
Southeast Supply Header. SNG owns an undivided interest in the northern portion of the Southeast Supply Header project jointly owned by Spectra Energy Corp and CenterPoint Energy, which added a 115-mile supply line to the western portion of the SNG system. This project is expected to provide access through pipeline interconnects to several supply basins, including the Barnett Shale, Bossier Sands, Arkoma and Fayetteville Shale basins. The estimated cost to SNG for Phase II of this project is $69 million and is expected to provide SNG with an additional 350 MMcf/d of supply capacity. In August 2009, we received certification of authorization from the FERC to construct Phase II, which is anticipated to be placed in service in June 2011.

•
Cypress Phase III. During 2009, BG informed SNG of its intent not to exercise their option to have SNG construct the Cypress Phase III expansion. However, BG has made alternative commitments to subscribe to certain other firm capacity on Elba Express and to provide certain rate considerations to SNG on its existing transportation contract for Cypress Phases I and II.

In addition to our backlog of contracted organic growth projects, we have other projects that are in various phases of commercial development. Many of the potential projects involve expansion capacity to serve increased natural gas-fired generation loads. Most of these potential expansion projects would have in-service dates for 2014 and beyond. If we are eventually successful in contracting for these new loads, the capital requirements could be substantial and would be incremental to our backlog of contracted organic growth projects. Although we pursue the development of these potential projects from time to time, there can be no assurance that we will be successful in negotiating the definitive binding contracts necessary for such projects to be included in our backlog of contracted organic growth projects.

CIG. Along the Front Range of CIG’s system, utilities have various projects under development that involve constructing new natural gas-fired generation in part to provide backup capacity required when renewable generation is not available during certain daily or seasonal periods.

SNG. Similar to SNG’s South System III expansion project, SNG is pursuing various expansion projects to service increased natural-gas fired generation loads, either to meet increased electric loads or to convert existing coal or oil-fired power plants to natural gas usage.

For a further discussion of the capital requirements of us and our unconsolidated affiliates, see Liquidity and Capital Resources.

Results of Operations

Our management uses earnings before interest expense and income taxes from continuing operations (EBIT from continuing operations) as a measure to assess the operating results and effectiveness of our businesses, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT from continuing operations is useful to our investors to provide them with the same measure used by El Paso to measure our performance. We define EBIT from continuing operations as net income adjusted for items such as (i) interest and debt expense, net, (ii) affiliated interest expense, net, (iii) income taxes, (iv) the impact of discontinued operations, and (v) net income attributable to noncontrolling interest so that investors may evaluate our operating results without regard to our financing methods or capital structure. EBIT from continuing operations may not be comparable to measurements used by other companies. Additionally, EBIT from continuing operations should be considered in conjunction with net income, income before income taxes and other performance measures such as operating income or operating cash flows. Below is a reconciliation of our EBIT from continuing operations to net income, our throughput volumes and an analysis and discussion of our results for each of the three years ended December 31:

	2009	2008	2007
	(In millions, except volumes)
Operating revenues	$609.9	$524.8	$486.2
Operating expenses	(282.0)	(263.1)	(244.8)
Operating income	327.9	261.7	241.4
Earnings from unconsolidated affiliates	53.4	32.9	4.1
Other income, net	46.2	23.3	13.6
EBIT from continuing operations before noncontrolling interests	427.5	317.9	259.1
Net income attributable to noncontrolling interests	(96.6)	(79.7)	(59.3)
EBIT from continuing operations	330.9	238.2	199.8
Interest and debt expense, net	(67.2)	(57.1)	(50.0)
Affiliated interest income, net	2.9	26.9	43.5
Income tax expense	(21.2)	(18.3)	(58.8)
Discontinued operations, net of income taxes	—	—	5.8
Net income attributable to El Paso Pipeline Partners, L.P.	245.4	189.7	140.3
Net income attributable to noncontrolling interests	96.6	79.7	59.3
Net income	$342.0	$269.4	$199.6

Throughput volumes (BBtu/d) (1)	4,820	4,587	4,171
____________________

(1)	Throughput volumes are presented for WIC and CIG only.

	2009 to 2008				2008 to 2007
	Revenue	Expense	Other	Total	Revenue	Expense	Other	Total
	Favorable/(Unfavorable) (In millions)
Transportation revenues	$(6.2)	$—	$—	$(6.2)	$6.9	$—	$—	$6.9
Expansions	92.6	(19.7)	23.4	96.3	32.3	(12.4)	13.0	32.9
Operational gas, revaluations and processing revenues	(1.8)	(6.1)	—	(7.9)	(0.7)	13.1	—	12.4
Operating and general and administrative expenses	—	2.5	—	2.5	—	(13.7)	—	(13.7)
Transportation expenses	—	(3.9)	—	(3.9)	—	(2.5)	—	(2.5)
Gain on sale of long-lived asset	—	7.8	—	7.8	—	—	—	—
Equity earnings from SNG	—	—	22.7	22.7	—	—	27.2	27.2
Net income attributable to noncontrolling interests	—	—	(16.9)	(16.9)	—	—	(20.4)	(20.4)
Other(1)	0.5	0.5	(2.7)	(1.7)	0.1	(2.8)	(1.7)	(4.4)
Total impact on EBIT from continuing operations	$85.1	$(18.9)	$26.5	$92.7	$38.6	$(18.3)	$18.1	$38.4
____________________

(1)	Consists of individually insignificant items.

Transportation Revenues. For the year ended December 31, 2009, our EBIT from continuing operations decreased primarily as a result of decreased usage revenues on both CIG and WIC. For the year ended December 31, 2008, we experienced higher revenues as a result of increased demand for firm capacity on WIC’s mainline system and for CIG’s off-system capacity.

Expansions. Our EBIT from continuing operations increased during the years ended December 31, 2009 and 2008 primarily due to higher revenue from expansion projects placed into service and higher other income due to the non-cash allowance for equity funds used during construction (AFUDC equity) from expansion projects not yet placed into service, as follows:

	2009 to 2008	2008 to 2007
	(In millions)
CIG
High Plains pipeline	$28.0	$7.7
Totem Gas Storage	14.4	1.1
Other	4.0	—
WIC
Piceance lateral	9.9	4.4
Medicine Bow lateral	9.3	1.7
Kanda Lateral	1.1	7.1
SLNG
Elba III Expansion	14.6	9.1
Elba Express
Elba Express pipeline	15.0	1.8
Total impact on EBIT from continuing operations	$96.3	$32.9

Operational Gas, Revaluations and Processing Revenues. Our EBIT from continuing operations from operational gas, revaluations, and processing revenues was lower during the year ended December 31, 2009 compared with the same period in 2008. CIG processing revenues were lower during the year ended December 31, 2009 compared with the same period in 2008, primarily due to an unfavorable price change for natural gas liquids. This impact, however, was largely offset by favorable prices for gas consumed in processing these liquids and regulatory-related cost tracking compared with the same period in 2008. In addition, WIC recorded a cost and revenue tracker adjustment in 2009, resulting in lower EBIT from continuing operations for the period.

During 2008, CIG and WIC implemented FERC-approved fuel and related gas cost recovery mechanisms, subject to the outcome of technical conferences. In 2008, we recorded a net favorable fuel cost and revenue tracker estimated adjustment to reflect the effect of CIG’s order on its current fuel recovery filing period. During the first quarter of 2008, prior to the implementation of WIC’s fuel and related gas cost recovery mechanism, we also benefited from increasing natural gas prices on fuel and related gas balance items owed to WIC from shippers and other interconnecting pipelines. The implementation of these mechanisms was protested by a limited number of shippers. On July 31, 2009 and October 1, 2009, the FERC issued orders to CIG and WIC, respectively, directing us to remove the cost and revenue components from our fuel recovery mechanisms. Due to these orders, our future earnings may be impacted by both positive and negative fluctuations in gas prices related to fuel imbalance revaluations, their settlement, and other gas balance related items. We continue to explore options to minimize the price volatility associated with these operational activities. Our tariffs continue to provide that the difference between the quantity of fuel retained and fuel used in operations and lost and unaccounted for will be flowed-through or charged to shippers. These fuel trackers remove the impact of over or under collecting fuel and lost and unaccounted for from our operational gas costs. For a further discussion of CIG and WIC fuel recovery mechanisms, see Item 8, Financial Statements and Supplementary Data, Note 8.

Operating and General and Administrative Expenses. For the year ended December 31, 2009, our operating and general and administrative expense decreased primarily as a result of lower field repair and maintenance expenses, partially offset by higher benefit costs. For the year ended December 31, 2008, our operating and general and administrative expense increased primarily due to higher general and administrative costs for the transaction fees associated with the acquisition of additional interests in SNG and CIG and as a result of being a publicly traded limited partnership. Operating and general and administrative expenses also increased due to higher allocated costs from El Paso Natural Gas Company and Tennessee Gas Pipeline Company, our affiliates, associated with shared pipeline services.

Transportation Expenses. For the years ended December 31, 2009 and 2008 we experienced higher expenses as a result of increased third party capacity commitments.

Gain on Sale of Long-Lived Asset. In the fourth quarter of 2009, we recorded a gain of $7.8 million related to the sale of CIG’s Natural Buttes compressor station and gas processing plant. For a further discussion of the sale of Natural Buttes, see Item 8, Financial Statements and Supplementary Data, Note 2.

Earnings from SNG. We recorded equity earnings from SNG of $52.5 million and $29.8 million for the years ended December 31, 2009 and 2008. We began recording equity earnings from our 10 percent general partner interests in SNG on November 21, 2007, the date these interests were contributed to us from El Paso in connection with our initial public offering. We began recording equity earnings on our additional 15 percent general partner interest in SNG on September 30, 2008, the date we acquired these additional interests from El Paso.

In January 2010, the FERC approved SNG’s settlement in which SNG (i) increased its base tariff rates effective September 1, 2009 (ii) implemented a volume tracker for gas used in operations, (iii) agreed to file its next general rate case to be effective after August 31, 2012 and no later than September 1, 2013, and (iv) extended the vast majority of SNG’s firm transportation contracts until August 31, 2013.

Net Income Attributable to Noncontrolling Interests. We have reflected El Paso’s 42 percent interest in CIG and 49 percent interest in each of SLNG and Elba Express as noncontrolling interests in our financial statements in all periods presented. For the year ended December 31, 2009, our net income attributable to noncontrolling interests increased due to an increase in CIG’s net income primarily related to additional revenue generated by CIG from its High Plains pipeline and Totem Gas Storage expansion projects, offset in part by increased interest and debt expense due to CIG’s financing obligations to WYCO and lower affiliated interest income received from El Paso. During the year ended December 31, 2008, our net income attributable to noncontrolling interests increased as compared to the same period in 2007 due to an increase in CIG’s net income primarily related to the fact that CIG was no longer subject to income taxes following its conversion into a partnership on November 1, 2007, as well as the completion of its High Plains pipeline expansion. For the years ended December 31, 2009 and 2008, net income attributable to noncontrolling interests also increased due to SLNG’s and Elba Express’ increase in AFUDC equity related to the construction of the Elba III Expansion and Elba Express Expansion projects.

Interest and Debt Expense

For the year ended December 31, 2009, interest and debt expense was $10.1 million higher than in 2008 primarily due to an increase in average balances outstanding under our credit facility, the financing obligations to WYCO (see Item 8, Financial Statements and Supplementary Data, Note 6), the issuance of $175.0 million of senior unsecured notes and a $10.0 million note payable to El Paso issued in September 2008 in conjunction with the acquisition of additional interests in CIG and SNG, the issuance of $135.0 million of debt by SLNG in February 2009 and the nonrecourse project financing entered into by Elba Express in May 2009 related to the construction of the Elba Express pipeline. The indebtedness outstanding under the Elba Express financing facility was $138.0 million as of December 31, 2009. The $175.0 million of senior unsecured notes had an average interest rate of 7.2% in 2009. These increases were partially offset by a higher allowance for debt funds used in construction in 2009 (see Item 8, Financial Statements and Supplementary Data, Note 1), lower average interest rates on our credit facility borrowings and by CIG’s repurchase of $100 million of its senior notes in June 2008.

During 2008, our interest and debt expense increased $7.1 million primarily due to amounts borrowed under our credit facility entered into in November 2007. Also contributing to the increase were the $175.0 million of senior unsecured notes and a $10.0 million note payable issued in September 2008 as discussed above. The $175.0 million of senior unsecured notes had an average interest rate of 7.8% in 2008. These increases were partially offset by lower average debt balances at CIG, primarily due to CIG’s repurchase of $100 million of its senior notes in June 2008. For a further discussion of our long-term financing obligations, see Item 8, Financial Statements and Supplementary Data, Note 6. The following table shows the average balance outstanding and the average interest rates under our credit facility for the years ended December 31, 2009 and 2008:

	2009	2008
	(In millions, except for rates)
Average credit facility balance outstanding	$565	$517
Average interest rate on credit facility borrowings	0.8%	3.3%

Affiliated Interest Income, Net

SLNG participated in El Paso’s cash management program in all periods presented. In conjunction with our March 2010 acquisition, SLNG terminated its participation in El Paso’s cash management program. Elba Express participated in El Paso’s cash management program until May 2009, when, as a result of a restriction in its project financing agreement, it terminated its participation in the cash management program and received a capital contribution from El Paso of its outstanding notes payable. Prior to our acquisition of additional interests in CIG in July 2009, CIG also participated in El Paso’s cash management program. In conjunction with our acquisition, CIG terminated its participation in El Paso’s cash management program and converted its note receivable with El Paso under its cash management program into a demand note receivable. Prior to our initial public offering, WIC also participated in El Paso’s cash management program. In 2007, WIC repaid the outstanding balance and is no longer a participant in El Paso’s cash management program. Affiliated interest income decreased $24.0 million for the year ended December 31, 2009 as compared to 2008 and decreased $16.6 million for the year ended December 31, 2008 as compared to 2007 primarily due to lower average advances due from El Paso and lower short-term interest rates. The following table shows the average advances due from El Paso and the average short-term interest rates for the years ended December 31:

	2009	2008	2007
	(In millions, except for rates)
Average advance due from El Paso	$222	$627	$716
Average short-term interest rate	1.7%	4.4%	6.2%

Income Taxes

Effective November 1, 2007, CIG no longer pays income taxes as a result of its conversion into a partnership. Effective February 4, 2010, SLNG, our consolidated subsidiary, converted into a limited liability company and is no longer subject to income taxes. Our effective tax rates of 6 percent for the years ended December 31, 2009 and 2008 and 23 percent for the year ended December 31, 2007 were lower than the statutory rate of 35 percent due to income associated with non-taxpaying entities, partially offset by the effect of state income taxes. For a reconciliation of the statutory rate to the effective tax rates, see Item 8, Financial Statements and Supplementary Data, Note 13.

Distributable Cash Flow

We use the non-GAAP financial measure “Distributable Cash Flow” as it provides important information relating our financial operating performance to our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with the board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, pre-acquisition undistributed earnings from SLNG (as SLNG was a wholly-owned subsidiary of El Paso prior to our March 2010 acquisition) and other income and expenses, net, which primarily includes a non-cash allowance for equity funds used during construction (“AFUDC equity”) and other non-cash items. Adjusted EBITDA, which is also a non-GAAP financial measure, is defined as net income adjusted for (i) income taxes, (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) CIG’s declared distributions to El Paso.

We believe that the non-GAAP financial measures described above are useful to investors because these measures are used by many companies in the industry as measures of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry.

Neither Distributable Cash Flow nor Adjusted EBITDA should be considered an alternative to net income, earnings per unit, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures both exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Distributable Cash Flow and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor do they equate to Available Cash as defined in our partnership agreement.

Our distributable cash flow was $241.2 million and $147.7 million for the years ended December 31, 2009 and 2008. The increase in distributable cash flow in 2009 was due primarily to higher expansion revenues and our increased ownership interest in CIG and SNG. The tables below provide our reconciliations of Distributable Cash Flow and Adjusted EBITDA for the years ended December 31, 2009 and 2008:

Reconciliation of Distributable Cash Flow to Net Income.
	Year Ended December 31,
	2009	2008
	(In millions)
Net income	$342.0	$269.4
Net income attributable to noncontrolling interests	(96.6)	(79.7)
Net income attributable to El Paso Pipeline Partners, L.P.	245.4	189.7
Add: Income tax expense	21.2	18.3
Add: Interest and debt expense, net	67.2	57.1
Less: Affiliated interest income, net	(2.9)	(26.9)
EBIT from continuing operations (1)	330.9	238.2
Add:
Depreciation and amortization	74.0	65.4
Distributions declared by unconsolidated affiliates	58.4	32.9
Net income attributable to noncontrolling interests	96.6	79.7
Less:
Earnings from unconsolidated affiliates	(53.4)	(32.9)
CIG declared distributions to El Paso(2)	(68.1)	(101.6)

Adjusted EBITDA	438.4	281.7

Less:
Cash interest expense, net	(81.1)	(34.7)
Maintenance capital expenditures	(27.3)	(29.7)
SLNG pre-acquisition undistributed earnings (3)	(30.8)	(37.5)
Other, net (4)	(58.0)	(32.1)

Distributable Cash Flow	$241.2	$147.7
____________________

(1)	For a further discussion of our use of EBIT from continuing operations, see Results of Operations.
(2)
CIG declared distributions to El Paso include distributions of pre-acquisition earnings at El Paso’s historical ownership interest levels of $7.2 million and $44.2 million for the years ended December 31, 2009 and 2008.

(3)	Represents the undistributed earnings of SLNG as it was a wholly-owned subsidiary of El Paso prior to EPB's March 2010 acquision.
(4)	Includes certain non-cash items such as AFUDC equity and other items.

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities.

	Year Ended December 31,
	2009	2008
	(In millions)
Net cash provided by operating activities	$395.7	$280.6
Income tax expense	21.2	18.3
Interest and debt expense, net	67.2	57.1
Affiliated interest income, net	(2.9)	(26.9)
CIG declared distributions to El Paso (1)	(68.1)	(101.6)
Changes in working capital and other	25.3	54.2

Adjusted EBITDA	438.4	281.7

Less:
Cash interest expense, net	(81.1)	(34.7)
Maintenance capital expenditures	(27.3)	(29.7)
SLNG pre-acquisition undistributed earnings(2)	(30.8)	(37.5)
Other, net(3)	(58.0)	(32.1)

Distributable Cash Flow	$241.2	$147.7
____________________

(1)
CIG declared distributions to El Paso include distributions of pre-acquisition earnings at El Paso’s historical ownership interest levels of $7.2 million and $44.2 million for the years ended December 31, 2009 and 2008.

(2)	Represents the undistributed earnings of SLNG as it was a wholly-owned subsidiary of El Paso prior to EPB's March 2010 acquision.
(3)	Includes certain non-cash items such as AFUDC equity and other items.

Liquidity and Capital Resources

Our ability to finance our operations, including our ability to make cash distributions, fund capital expenditures, make acquisitions and satisfy any indebtedness obligations, will depend on our ability to generate cash in the future and our ability to access the capital markets. Our ability to generate cash and our ability to access the capital markets is subject to a number of factors, some of which are beyond our control as discussed below.

Our sources of liquidity include cash generated from our operations, quarterly cash distributions received from SNG, notes receivable from El Paso and available borrowing capacity under our $750 million revolving credit facility. This facility is expandable to $1.25 billion for certain expansion projects and acquisitions. We may also generate additional sources of cash through future issuances of additional partnership units and/or debt offerings. As of December 31, 2009, our remaining availability under the credit facility was approximately $215 million. As part of our determination of available capacity under our credit agreements, we completed an assessment of the available lenders under the credit facility. This assessment is based upon the fact that one of our lenders has failed to fund previous requests under this facility and has filed for bankruptcy. Based on this assessment as of December 31, 2009, our available capacity noted above was reduced to reflect the potential exposure to a loss of available capacity of approximately $15 million assuming this lender continues to fail to fund the facility.

At December 31, 2009, we had notes receivable from El Paso of $168.6 million, of which $165.0 million was classified as current based on the net amount we anticipate using in the next twelve months considering available cash sources and needs.

Although recent financial market conditions have shown signs of improvement, continued volatility in 2010 and beyond in the financial markets could impact our longer-term access to capital for future growth projects as well as the cost of such capital. Prolonged restricted access to the financial markets could impact our ability to grow our Distributable Cash Flow through acquisitions. However, we believe that cash flows from operating activities, including the cash distributions received from SNG, availability under our credit facility and our note receivables from El Paso will be adequate to meet our operating needs, our anticipated cash distributions to our partners and our planned expansion opportunities for the foreseeable future. Additionally, we believe our exposure to changes in natural gas consumption and demand is largely mitigated by a revenue base that is significantly comprised of long term contracts that are based on firm demand charges and are less affected by a potential reduction in the actual usage or consumption of natural gas.

SNG, our investee, participates in El Paso’s cash management program and is required to make quarterly distributions of its available cash to its partners, including us. As of December 31, 2009, SNG’s sources of cash primarily include cash provided by operations, amounts available from notes receivable under El Paso’s cash management program, and/or contributions from its partners (including us), if necessary. SNG’s uses of cash primarily include capital expenditures, debt service, and required quarterly distributions to partners.

Overview of Cash Flow Activities. Our cash flows for the year ended December 31, 2009 are summarized as follows:

2009
(In millions)
Cash Flow from Operations
Net income	$342.0
Non-cash income adjustments	24.6
Change in other assets and liabilities	29.1
Total cash flow from operations	$395.7

Other Cash Inflows
Investing activities
Net change in notes receivable from affiliates	$130.6
Proceeds from sale of assets	10.1
Returns of capital on investment in unconsolidated affiliates	2.4

Financing activities
Net proceeds from issuance of common and general partner units	216.4
Net proceeds from issuance of long-term debt	264.1
Contribution from parent	308.0
Total other cash inflows	$931.6

Cash Outflows
Investing activities
Capital expenditures	$708.7
Cash paid to acquire additional interests in CIG	143.2
Other	0.5

Financing activities
Payments on borrowings under credit facility	64.9
Payments to retire long-term debt, including capital lease obligations	4.1
Cash distributions to unitholders and general partner	161.5
Cash distributions to El Paso	147.7
Excess of cash paid for CIG interests over contributed book value	71.3
Total cash outflows	$1,301.9
Net change in cash and cash equivalents	$25.4

For the year ended December 31, 2009, we generated cash flow from operations of $395.7 million compared with $280.6 million in the same period in 2008. Our operating cash flow in 2009 increased primarily due to higher expansion revenue related to our High Plains pipeline, Totem Gas Storage, Piceance lateral and Medicine Bow expansion projects and increased distributions from the acquisition of additional ownership interest in SNG in September 2008. We also generated $216.4 million in net proceeds from the issuance of additional common and general partner units, $214.5 million of which was used to acquire an additional 18 percent general partner interest in CIG from El Paso. For a further discussion of this acquisition, see Item 8, Financial Statements and Supplementary Data, Note 2. Additionally, we generated $264.1 million in net proceeds from the issuance of long-term debt by SLNG in February 2009 and Elba Express in May 2009 and received $308.0 million in cash contributions from El Paso which were primarily related to the settlement of the Elba Express cash management program balance in May 2009 and for the construction of the Elba Express pipeline (see Item 8, Financial Statements and Supplementary Data, Note 12).

During 2009, we utilized our cash inflows to pay distributions, including CIG’s distribution to El Paso of its share of available cash (see Item 8, Financial Statements and Supplementary Data, Note 12), to fund maintenance and growth projects as further noted below, to make payments to retire certain long term debt and to acquire additional interests in CIG.

As of December 31, 2009, our cash capital expenditures for the year ended December 31, 2009 and those planned for 2010 were as follows:

	2009	Expected 2010
	(In millions)
Maintenance	$29.3	$39
Expansion	679.4	226
Total	$708.7	$265

Our expected 2010 expansion capital expenditures include amounts primarily related to our WIC Expansion, Raton 2010, Elba III Expansion and Elba Express Expansion growth projects. While we expect to fund maintenance capital expenditures through internally generated funds, we intend to fund our expansion capital expenditures through borrowings under our credit facility and the repayment of our note receivable from El Paso.

Unconsolidated Affiliates

Capital Requirements. SNG’s source of cash primarily includes cash provided by operations, amounts available from notes receivable under El Paso’s cash management program, and/or contributions from its partners (including us), if necessary. SNG’s uses of cash primarily includes capital expenditures, debt service, and distributions to partners. The balance of the notes receivable under El Paso’s cash management programs was approximately $154 million for SNG as of December 31, 2009. For 2010, we anticipate SNG will utilize amounts recovered from its notes receivable with El Paso, together with capital contributions from its partners, including us, to fund its capital investment needs. We estimate that we will be required to make capital contributions to SNG of approximately $40 million during 2010. As of December 31, 2009, SNG’s capital expenditures, including committed projects, and other projects, for the year ended December 31, 2009 and those planned for 2010 were as follows:

	2009	Anticipated 2010
	(In millions)
SNG
Maintenance	$60.2	$95
Expansion/Other	83.7	249
Hurricanes	(6.5)	—
Total	$137.4	$344

Commitments and Contingencies

Climate Change and Energy Legislation and Regulation. There are various legislative and regulatory measures relating to climate change and energy policies that have been proposed and, if enacted, will likely impact our business.

Climate Change Legislation and Regulation. Measures to address climate change and greenhouse gas (GHG) emissions are in various phases of discussions or implementation at international, federal, regional and state levels. Over 50 countries, including the US, have submitted formal pledges to cut or limit their emissions in response to the United Nation-sponsored Copenhagen Accord. It is reasonably likely that federal legislation requiring GHG controls will be enacted within the next few years in the United States. Although it is uncertain what legislation will ultimately be enacted, it is our belief that cap-and-trade or other market-based legislation that sets a price on carbon emissions will increase demand for natural gas, particularly in the power sector. We believe this increased demand will occur due to substantially less carbon emissions associated with the use of natural gas compared with alternative fuel sources for power generation, including coal and oil-fired power generation. However, the actual impact on demand will depend on the legislative provisions that are ultimately adopted, including the level of emission caps, allowances granted, offset programs established, cost of emission credits and incentives provided to other fossil fuels and lower carbon technologies like nuclear, carbon capture sequestration and renewable energy sources.

It is also reasonably likely that any federal legislation that is enacted would increase our cost of environmental compliance by requiring us to install additional equipment to reduce carbon emissions from our larger facilities as well as to potentially purchase emission allowances. Based on 2008 operational data we reported to the California Climate Action Registry (CCAR) that our operations in the United States, which include our 58 percent interest in CIG, 51 percent interest in each of SLNG and Elba Express and 25 percent interest in SNG, emitted approximately 1.5 million tonnes of carbon dioxide equivalent emissions during 2008. We believe that approximately 1.3 million tonnes of the GHG emissions that we reported to CCAR would be subject to regulations under the climate change legislation that passed in the U.S. House of Representatives in June 2009. Of these amounts that would be subject to regulation, we believe that approximately 46 percent would be subject to the cap-and-trade rules contained in the proposed legislation and the remainder would be subject to performance standards. As proposed by the House, the portion of our GHG emissions that would be subject to cap-and-trade rules could require us to purchase allowances or offset credits and the portion of our GHG emissions that would be subject to performance standards could require us to install additional equipment or initiate new work practice standards to reduce emission levels at many of our facilities. The costs of purchasing emission allowances or offset credits and installing additional equipment or changing work practices would likely be material. Increases in costs of our suppliers to comply with such cap-and-trade rules and performance standards could also materially increase our costs of operations. Although we believe that many of these costs should be recoverable in the rates we charge our customers, recovery is still uncertain at this time. A climate change bill was also voted upon favorably by the Senate Committee on Energy and Public Works (the Committee) in November 2009 and has been ordered to be reported out of the Committee. Any final bill passed out of the U.S. Senate will likely see further substantial changes and we cannot yet predict the form it may take, the timing of when any legislation will be enacted or implemented, or how it may impact our operations if ultimately enacted.

The Environmental Protection Agency (EPA) finalized regulations to monitor and report GHG emissions on an annual basis. The EPA also proposed new regulations to regulate GHGs under the Clean Air Act, which the EPA has indicated could be finalized as early as March 2010. The effective date and substantive requirements of any EPA final rule is subject to interpretation and possible legal challenges. In addition, it is uncertain whether federal legislation might be enacted that either delays the implementation of any climate change regulations of the EPA or adopts a different statutory structure for regulating GHGs than is provided for pursuant to the Clean Air Act. Therefore, the potential impact on our operations and construction projects remains uncertain.

In addition, in March 2009, the EPA proposed a rule impacting emissions from reciprocating internal combustion engines, which would require us to install emission controls on our pipeline systems. It is expected that the rule will be finalized in August 2010. As proposed, engines subject to the regulations would have to be in compliance by August 2013. Based upon that timeframe, we would expect that we would commence incurring expenditures in late 2010, with the majority of the work and expenditures incurred in 2011 and 2012. If the regulations are adopted as proposed, we would expect to incur approximately $16 million in capital expenditures over the period from 2010 to 2013.

Legislative and regulatory efforts are underway in various states and regions. These rules once finalized may impose additional costs on our operations and permitting our facilities, which could include costs to purchase offset credits or emission allowances, to retrofit or install equipment or to change existing work practice standards. In addition, various lawsuits have been filed seeking to force further regulation of GHG emissions, as well as to require specific companies to reduce GHG emissions from their operations. Enactment of additional regulations by the federal or state governments, as well as lawsuits, could result in delays and have negative impacts on our ability to obtain permits and other regulatory approvals with regard to existing and new facilities, could impact our costs of operations, as well as require us to install new equipment to control emissions from our facilities, the costs of which would likely be material.

Energy Legislation. In conjunction with these climate change proposals, there have been various federal and state legislative and regulatory proposals that would create additional incentives to move to a less carbon intensive “footprint.” These proposals would establish renewable energy and efficiency standards at both the federal and state level, some of which would require a material increase in renewable sources, such as wind and solar power generation, over the next several decades. There have also been proposals to increase the development of nuclear power and commercialize carbon capture and sequestration especially at coal fired facilities. Other proposals would establish incentives for energy efficiency and conservation. Although it is reasonably likely that many of these proposals will be enacted over the next few years, we cannot predict the form of any laws and regulations that might be enacted, the timing of their implementation, or the precise impact on our operations or demand for natural gas. However, such proposals if enacted could negatively impact natural gas demand over the longer term.

Off-Balance Sheet Arrangements

For a further discussion of our off-balance sheet arrangements, see Item 8, Financial Statements and Supplementary Data, Note 12.

Contractual Obligations

We are party to various contractual obligations, a portion of which are reflected in our financial statements, such as long-term debt and our capital lease. Other obligations, such as capital commitments and demand charges under transportation commitments, are not reflected on our balance sheet. The following table and discussion that follows summarizes our contractual cash obligations as of December 31, 2009 for each of the periods presented:

Contractual Obligations	Due in Less Than 1 Year	Due in 1-3 Years	Due in 3-5 Years	Thereafter	Total
	(In millions)
Long-term financing obligations
Principal	$9.2	$639.5	$183.6	$803.3	$1,635.6
Interest	94.7	181.8	149.0	572.8	998.3
Other contractual liabilities	1.8	4.0	0.9	3.6	10.3
Operating leases	2.2	4.6	4.8	0.6	12.2
Other contractual commitments and purchase obligations
Transportation and storage	21.1	51.0	51.8	52.7	176.6
Other	61.3	3.5	—	—	64.8
Total	$190.3	$884.4	$390.1	$1,433.0	$2,897.8

Long-term Financing Obligations (Principal and Interest). Long-term financing obligations represent stated maturities. Interest payments are shown through the stated maturity date of the related debt based on (i) the contractual interest rates for fixed rate debt, (ii) current market interest rates and the contractual credit spread for our variable rate debt. Included in these amounts are payments related to the financing obligations of CIG for the construction of WYCO’s High Plains Pipeline and Totem Gas Storage facility. CIG makes monthly interest payments on these obligations that are based on 50 percent of the operating results of the High Plains Pipeline and Totem Gas Storage facility. Also included in these amounts is a compressor station under a capital lease from an affiliate of CIG, WYCO. The compressor station lease expires November 2029. For a further discussion of our long-term financing and capital lease obligations see Financial Statements and Supplementary Data, Note 6.

Other contractual liabilities. Included in this amount are environmental liabilities related to sites that we own or have a contractual or legal obligation with a regulatory agency or property owner upon which we perform remediation activities. These liabilities are included in other current and non-current liabilities in our balance sheet.

Operating Leases. For a further discussion of these obligations, see Financial Statements and Supplementary Data, Note 8.

Other Contractual Commitments and Purchase Obligations. Other contractual commitments and purchase obligations are defined as legally enforceable agreements to purchase goods or services that have fixed or minimum quantities and fixed or minimum variable price provisions, and that detail approximate timing of the underlying obligations. Included are the following:

•	Transportation and Storage Commitments. Included in these commitments are agreements for capacity on third party pipeline systems and storage capacity from an affiliate.

•
Other Commitments. Included in these amounts are commitments for construction contracts and purchase obligations. We exclude asset retirement obligations and reserves for litigation and environmental remediation, other than those disclosed above, when these liabilities are not contractually fixed as to timing and amount. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Critical Accounting Policies and Estimates

The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements as, of our current accounting policies, its application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material impact on our results of operations, partners’ capital or cash flows. For additional information concerning our other accounting policies, please read the notes to the financial statements included in Item 8, Financial Statements and Supplementary Data, Note 1.

Cost-Based Regulation. We account for our regulated operations in accordance with current Financial Accounting Standards Board (FASB) accounting standards for rate-regulated operations. The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Management regularly assesses whether regulatory assets are probable of future recovery or if regulatory liabilities are probable of being refunded to our customers by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. We periodically evaluate the applicability of this standard, and consider factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, we may have to reduce certain of our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets.

Accounting for Environmental Reserves. We accrue environmental reserves when our assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated. Estimates of our liabilities are based on an evaluation of potential outcomes, currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of societal and economic factors, estimates of associated onsite, offsite and groundwater technical studies and legal costs. Actual results may differ from our estimates, and our estimates can be, and often are, revised in the future, either negatively or positively, depending upon actual outcomes or changes in expectations based on the facts surrounding each matter.

As of December 31, 2009, we had accrued approximately $11 million for environmental matters related to CIG and its subsidiaries. Our environmental estimates range from approximately $11 million to approximately $35 million and the amounts we have accrued represent a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued ($3 million). Second, where the most likely outcome cannot be estimated, a range of costs is established ($8 million to $32 million) and the lower end of the expected range has been accrued.

Accounting for Other Postretirement Benefits. We reflect an asset or liability for CIG’s postretirement benefit plan based on its over funded or under funded status. As of December 31, 2009, CIG’s postretirement benefit plan was over funded by $8.6 million. CIG’s postretirement benefit obligation and net benefit costs are primarily based on actuarial calculations. Various assumptions are used in performing these calculations, including those related to the return that CIG’s plan assets are expected to return, the estimated cost of health care when benefits are provided under CIG’s plan and other factors. A significant assumption utilized is the discount rate used in calculating CIG’s benefit obligation. The discount rate is selected by matching the timing and amount of CIG’s expected future benefit payments for CIG’s postretirement benefit obligation to the average yields of various high-quality bonds with corresponding maturities.

Actual results may differ from the assumptions included in these calculations, and as a result, estimates associated with CIG’s postretirement benefits can be, and often are, revised in the future. The income statement impact of the changes in the assumptions on CIG’s related benefit obligation, along with changes to CIG’s plan and other items, are deferred and recorded as either a regulatory asset or liability. A one percent change in the primary assumptions would not have a material impact on CIG’s funded status or net postretirement benefit cost.

New Accounting Pronouncements Issued But Not Yet Adopted

See Item 8, Financial Statements and Supplementary Data, Note 1, under New Accounting Pronouncements Issued But Not Yet Adopted, which is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk is exposure to changing interest rates. The table below shows the maturity of the carrying amounts and related weighted-average interest rates on our long-term interest-bearing securities by expected maturity date as well as the total fair value of those securities. The fair value on our fixed and variable rate obligations have been estimated based on quoted market prices for the same or similar issues.

	December 31, 2009								December 31, 2008
	Expected Fiscal Year of Maturity of Carrying Amounts							Fair	Carrying	Fair
	2010	2011	2012	2013	2014	Thereafter	Total	Value	Amounts	Value
	(In millions)
Long-term debt and other financing obligations, including current portion — fixed rate	$5.0	$42.0	$20.0	$93.0	$76.0	$696.6	$932.6	$991.3	$731.0	$638.1
Average interest rate	14.5%	8.6%	9.6%	8.3%	9.9%	8.8%
Long-term debt and other financing obligations, including current portion — variable rate	$4.2	$6.0	$571.5	$7.0	$7.6	$106.7	$703.0	$667.1	$629.9	$488.2
Average interest rate	3.4%	3.4%	1.4%	3.4%	3.4%	3.4%

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index

Below is an index to the items contained in Part II, Item 8, Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of El Paso Pipeline GP Company, L.L.C.
as General Partner of El Paso Pipeline Partners, L.P.,
and the Partners of El Paso Pipeline Partners, L.P.:

We have audited the accompanying consolidated balance sheets of El Paso Pipeline Partners, L.P. (the Partnership) as of December 31, 2009 and 2008, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule for each of the three years in the period ended December 31, 2009.  These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of El Paso Pipeline Partners, L.P. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted for a change in reporting entity.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2008, the Partnership adopted the provisions of an accounting standard update related to measurement date and changed the measurement date of its postretirement benefit plan.

/s/ Ernst & Young LLP

Houston, Texas
June 10, 2010

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)

	Year Ended December 31,
	2009	2008	2007
Operating revenues	$609.9	$524.8	$486.2
Operating expenses
Operation and maintenance	180.1	172.6	168.8
Depreciation and amortization	74.0	65.4	53.5
Taxes, other than income taxes	27.9	25.1	22.5
	282.0	263.1	244.8
Operating income	327.9	261.7	241.4
Earnings from unconsolidated affiliates	53.4	32.9	4.1
Other income, net	46.2	23.3	13.6
Interest and debt expense, net	(67.2)	(57.1)	(50.0)
Affiliated interest income, net	2.9	26.9	43.5
Income before income taxes	363.2	287.7	252.6
Income tax expense	21.2	18.3	58.8
Income from continuing operations	342.0	269.4	193.8
Discontinued operations, net of income taxes	—	—	5.8
Net income	342.0	269.4	199.6
Net income attributable to noncontrolling interest	(96.6)	(79.7)	(59.3)
Net income attributable to El Paso Pipeline Partners, L.P.	$245.4	$189.7	$140.3

Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit —
Basic and Diluted:
Common units	$1.64	$1.26	$0.11
Subordinated units	$1.56	$1.12	$0.11
____________________

Note: All periods retrospectively adjusted as discussed in Note 1.

See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In millions, except units)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$36.4	$11.0
Accounts receivable
Customer, net of allowance of $0.5 in 2008	20.4	27.8
Affiliates	197.0	191.8
Other	0.7	3.1
Regulatory assets	4.4	28.6
Other	17.4	14.0
Total current assets	276.3	276.3
Property, plant and equipment, at cost	3,898.1	3,297.0
Less accumulated depreciation and amortization	788.2	763.3
Total property, plant and equipment, net	3,109.9	2,533.7
Other assets
Investment in unconsolidated affiliates	417.5	410.8
Note receivable from affiliates	3.6	75.9
Other	108.8	89.5
	529.9	576.2
Total assets	$3,916.1	$3,386.2

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued liabilities
Trade	$9.5	$19.8
Affiliates	80.2	55.5
Other	35.6	122.8
Taxes payable	31.2	21.4
Regulatory liabilities	14.7	29.2
Other	38.6	30.9
Total current liabilities	209.8	279.6
Other liabilities
Long-term debt and other financing obligations, less current maturities	1,626.4	1,357.3
Deferred tax liabilities	57.5	49.8
Other liabilities	51.1	69.3
	1,735.0	1,476.4
Commitments and contingencies (Note 8)
Partners’ capital
El Paso Pipeline Partners L.P. partners’ capital
Common units (97,622,247 and 84,970,498 units issued and outstanding at December 31, 2009 and 2008)	1,304.6	1,064.8
Subordinated units (27,727,411 units issued and outstanding at December 31, 2009 and 2008)	297.4	289.4
General partner units (2,558,028 and 2,299,526 units issued and outstanding at December 31, 2009 and 2008)	(370.9)	(313.4)
Total El Paso Pipeline Partners L.P. partners’ capital	1,231.1	1,040.8
Noncontrolling interests	740.2	589.4
Total partners’ capital	1,971.3	1,630.2
Total liabilities and partners’ capital	$3,916.1	$3,386.2
____________________
Note: All periods retrospectively adjusted as discussed in Note 1.

See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income	$342.0	$269.4	$199.6
Less: income from discontinued operations, net of income taxes	—	—	5.8
Income from continuing operations	342.0	269.4	193.8
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	74.0	65.4	53.5
Earnings from unconsolidated affiliates, adjusted for cash distributions	(9.6)	(9.8)	(4.1)
Deferred income taxes	7.4	7.5	14.0
Other non-cash income items	(47.2)	(19.1)	(9.3)
Asset and liability changes
Accounts receivable	(5.2)	(9.8)	3.5
Accounts payable	21.9	1.3	3.8
Taxes payable	2.8	0.4	(60.7)
Regulatory assets	16.5	(30.9)	0.9
Regulatory liabilities	(9.7)	12.3	23.3
Non-current liabilities	8.1	3.3	(199.8)
Other, net	(5.3)	(9.4)	(2.3)
Cash provided by continuing activities	395.7	280.6	16.6
Cash provided by discontinued activities	—	—	3.3
Net cash provided by operating activities	395.7	280.6	19.9
Cash flows from investing activities
Capital expenditures	(708.7)	(385.8)	(307.2)
Cash paid to acquire additional interests in CIG and SNG	(143.2)	(254.3)	—
Proceeds from sale of assets	10.1	—	—
Returns of capital on investment in unconsolidated affiliates	2.4	6.9	—
Net change in notes receivable from affiliates	130.6	163.0	168.3
Other	(0.5)	1.4	0.2
Net cash used in investing activities	(709.3)	(468.8)	(138.7)
Cash flows from financing activities
Net proceeds from issuance of common and general partner units	216.4	15.0	537.2
Net proceeds from (payments on) borrowings under credit facility	(64.9)	129.9	453.9
Net proceeds from issuance of long-term debt	264.1	174.0	—
Payments to retire long-term debt, including capital lease obligations	(4.1)	(104.0)	(128.5)
Cash distributions to unitholders and general partner	(161.5)	(96.1)	—
Cash distributions to El Paso	(147.7)	(89.3)	(747.8)
Excess of cash paid for CIG interests over contributed book value	(71.3)	—	—
Contribution from parent	308.0	165.0	12.0
Cash provided by continuing activities	339.0	194.5	126.8
Cash used in discontinued activities	—	—	(3.3)
Net cash provided by financing activities	339.0	194.5	123.5
Net change in cash and cash equivalents	25.4	6.3	4.7
Cash and cash equivalents
Beginning of period	11.0	4.7	—
End of period	$36.4	$11.0	$4.7
____________________

Note: All periods retrospectively adjusted as discussed in Note 1.

See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL AND COMPREHENSIVE INCOME
(In millions)

		El Paso Pipeline Partners, L.P. Partners’ Capital
					Accumulated
	Predecessor				Other			Total
	Partners’	Limited Partners		General	Comprehensive		Noncontrolling	Partners’
	Capital	Common	Subordinated	Partner	Income	Total	Interests	Capital
Balance at December 31, 2006	$999.0	$—	$—	$—	$—	$—	$520.9	$1,519.9

Net income	119.0	—	—	—	—	—	49.3	168.3
Total comprehensive income	119.0						49.3	168.3
Cash contributions from El Paso	2.5	—	—	—	—	—	2.4	4.9
Reclassification to regulatory liabilities (Note 9)	(2.9)	—	—	—	—	—	(2.1)	(5.0)
Other	0.2	—	—	—	—	—	—	0.2
Balance at November 20, 2007	1,117.8	—	—	—	—	—	570.5	1,688.3

Contribution of interests in CIG and SNG	253.7	—	—	—	—	—	—	253.7
Elimination of CIG additional acquired interest from historical capital	(102.2)	—	—	—	—	—	—	(102.2)
Distribution to noncontrolling interests	(18.6)	—	—	—	—	—	18.6	—
Distribution of discontinued operations	(3.4)	—	—	—	—	—	(2.4)	(5.8)
Cash contributions from El Paso	4.1	—	—	—	—	—	3.0	7.1
Non-cash contributions from El Paso	1.7	—	—	—	—	—	1.2	2.9
Cash distributions to El Paso	(11.4)	—	—	—	—	—	—	(11.4)
Conversion to El Paso Pipeline Partners, L.P.	(1,241.7)	288.1	280.9	672.7	—	1,241.7	—	—
Issuance of common units, net of issuance costs	—	537.2	—	—	—	537.2	—	537.2
Net income	—	6.5	3.2	11.6	—	21.3	10.0	31.3
Total comprehensive income						21.3	10.0	31.3
Cash distributions to El Paso	—	—	—	(736.4)	—	(736.4)	—	(736.4)
Other	—	—	—	0.2	—	0.2	(0.6)	(0.4)
Balance at December 31, 2007	—	831.8	284.1	(51.9)	—	1,064.0	600.3	1,664.3

Net income	—	78.9	33.3	77.5	—	189.7	79.7	269.4
Total comprehensive income						189.7	79.7	269.4
Issuance of common units, net of issuance costs	—	15.0	—	—	—	15.0	—	15.0
Cash distributions to unitholders and general partner	—	(66.1)	(28.0)	(2.0)	—	(96.1)	—	(96.1)
Cash distributions to El Paso	—	—	—	(43.7)	—	(43.7)	(45.6)	(89.3)
Non-cash distribution to El Paso	—	—	—	(144.1)	—	(144.1)	(125.9)	(270.0)
Cash contributions from El Paso	—	—	—	84.2	—	84.2	80.8	165.0
Excess of contributed book value of CIG and SNG over cash paid	—	205.2	—	4.5	—	209.7	—	209.7
Elimination of CIG additional acquired interest from historical capital	—	—	—	(237.9)	—	(237.9)	—	(237.9)
Other	—	—	—	—	—	—	0.1	0.1
Balance at December 31, 2008	—	1,064.8	289.4	(313.4)	—	1,040.8	589.4	1,630.2

Net income	—	149.1	44.8	51.5	—	245.4	96.6	342.0
Unrealized mark-to-market net loss on hedges	—	—	—	—	(0.1)	(0.1)	(0.1)	(0.2)
Reclassification of cash flow hedges into earnings	—	—	—	—	0.1	0.1	0.1	0.2
Total comprehensive income						245.4	96.6	342.0
Issuance of common and general partner units, net of issuance costs	—	211.9	—	4.5	—	216.4	—	216.4
Cash distributions to unitholders and general partner	—	(121.2)	(36.7)	(3.6)	—	(161.5)	—	(161.5)
Cash distributions to El Paso	—	—	—	(51.7)	—	(51.7)	(96.0)	(147.7)
Non-cash distributions to El Paso	—	—	—	(0.8)	—	(0.8)	(0.7)	(1.5)
Cash contributions from El Paso	—	—	—	157.1	—	157.1	150.9	308.0
Cash paid to general partner to acquire additional interest in CIG	—	—	—	(214.5)	—	(214.5)	—	(214.5)
Other	—	—	(0.1)	—	—	(0.1)	—	(0.1)
Balance at December 31, 2009	$—	$1,304.6	$297.4	$(370.9)	$—	$1,231.1	$740.2	$1,971.3
____________________
Note: All periods retrospectively adjusted as discussed in Note 1.
See accompanying notes.

El PASO PIPELINE PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies

Organization

We are a publicly-traded partnership. El Paso Corporation (El Paso) owned a 65 percent limited partner interest and a two percent general partner interest in us as of December 31, 2009. We own a 100 percent ownership interest in Wyoming Interstate Company, Ltd. (WIC), an interstate natural gas system. In November 2007, El Paso contributed to us, at their historical cost, 10 percent general partner interests in each of Colorado Interstate Gas Company (CIG) and Southern Natural Gas Company (SNG) which consist of interstate natural gas pipeline systems and related storage facilities. In connection with our initial public offering, we issued 28.8 million common units to the public for approximately $537 million, net of issuance costs and expenses. We used the net proceeds from the common unit offering, together with proceeds of approximately $425 million borrowed under our revolving credit facility (Note 6), to primarily repay notes payable to El Paso of $225 million and distribute $737 million to El Paso, in part to reimburse El Paso for capital expenditures incurred prior to our initial public offering related to the assets contributed to us.

On September 30, 2008, we acquired from El Paso an additional 30 percent interest in CIG and an additional 15 percent interest in SNG. The acquisition increased our interest in CIG to 40 percent and our interest in SNG to 25 percent. El Paso operates these systems and owns the remaining general partner interests in CIG and SNG. For a further discussion of this acquisition, see Note 2.

On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG from El Paso for $214.5 million. Subsequent to the acquisition, we own a 58 percent general partner interest in CIG and have the ability to control its operating and financial decisions and policies. Accordingly, we have consolidated CIG and have retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. El Paso owns the remaining 42 percent interest in CIG which is reflected as a noncontrolling interest. For a further discussion of this acquisition, see Note 2.

On March 30, 2010, we acquired a 51 percent member interest in each of Southern LNG Company, L.L.C. (SLNG) and El Paso Elba Express Company, L.L.C. (Elba Express) from El Paso for $810.0 million. We have the ability to control SLNG’s and Elba Express’ operating and financial decisions and policies. Accordingly, we have consolidated SLNG and Elba Express and have retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. El Paso owns the remaining 49 percent interest in each of SLNG and Elba Express which is reflected as a noncontrolling interest. For a further discussion of this acquisition, see Note 2.

Effective February 4, 2010, SLNG converted its legal structure from a corporation to a limited liability company and is no longer subject to income taxes.

Basis of Presentation and Principles of Consolidation

Our consolidated financial statements are prepared in accordance with United States (U.S.) generally accepted accounting principles (GAAP) and include the accounts of all consolidated subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate WIC, CIG, SLNG and Elba Express based on our ability to control their operating and financial decisions and policies. Both the contribution of CIG and SNG interests in conjunction with the initial public offering and our acquisitions of additional interests in CIG, SNG, SLNG and Elba Express were recorded at their historical cost since the transactions were between entities under common control. The financial statements of El Paso Pipeline Partners, L.P. were previously issued on February 26, 2010 and the financial statements of SLNG were previously available to be issued on March 22, 2010.  Since the date that these stand-alone financial statements were originally issued or available to be issued through June 10, 2010, we have evaluated subsequent events for disclosure purposes only for these entities with respect to the reissuance of our revised financial statements to reflect the change in reporting entity.  For a further discussion of our acquisitions, see Note 2.

We account for our investment in SNG using the equity method of accounting based on our ability to exert significant influence over, but not control, SNG. We reflect our proportionate share of the operating results of SNG as earnings from unconsolidated affiliates in our financial statements. Earnings from unconsolidated affiliates includes our 10 percent ownership in SNG from the date of its contribution to us on November 21, 2007 through September 30, 2008, and our 25 percent ownership in SNG beginning on the date of our acquisition of additional interests on September 30, 2008.

We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/or returns through our interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the policies and decisions of an entity and where we are not allocated a majority of the entity’s losses and/or returns. Where we are unable to exert significant influence over the entity, we use the cost method of accounting.

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts reported as assets, liabilities, revenues and expenses and the disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

Regulated Operations

Our interstate natural gas pipelines, storage operations and LNG receiving terminal are subject to the jurisdiction of the FERC under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We follow the Financial Accounting Standards Board’s (FASB) accounting standards for regulated operations. Under these standards, we record regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that are expected to be recovered from or refunded to customers through the rate making process. Items to which we apply regulatory accounting requirements include certain postretirement benefit plan costs, loss on reacquired debt, an equity return component on regulated capital projects and certain costs related to gas not used in operations and other costs included in, or expected to be included in, future rates.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectability and establish or adjust our allowance as necessary using the specific identification method.

Materials and Supplies

We value our materials and supplies at the lower of cost or market value with cost determined using the average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the amount of natural gas delivered from or received by a pipeline system differs from the scheduled amount of gas delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of the tariff.

Imbalances due from others are reported in the balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported in the balance sheet as either trade accounts payable or accounts payable to affiliates. We classify all imbalances as current as we expect them to be settled within a year.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For constructed assets, direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component are capitalized, as allowed by the FERC. Major units of property replacements or improvements are capitalized and minor items are expensed.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The FERC-accepted depreciation rate is applied to the total cost of the group until the net book value equals the salvage value. For certain general plant, the asset is depreciated to zero. Currently, depreciation rates vary from approximately two percent to 25 percent per year. Using these rates, the remaining depreciable lives of these assets range from four to 57 years. We re-evaluate depreciation rates each time we redevelop our transportation and storage rates to file with the FERC for an increase or decrease in rates. When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less salvage value. We do not recognize a gain or loss unless we sell or retire an entire operating unit, as defined by the FERC. We include gains or losses on dispositions of operating units in operations and maintenance expense in our income statements.

At December 31, 2009 and 2008, we had approximately $906.6 million and $493.2 million of construction work in progress included in our property, plant and equipment.

We capitalize a carrying cost (an allowance for funds used during construction) on debt and equity funds related to the construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on the average cost of debt. Interest costs on debt amounts capitalized during the years ended December 31, 2009, 2008 and 2007 were $23.0 million, $7.2 million and $3.7 million. These debt amounts are included as a reduction to interest and debt expense in the income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved equity rate of return. The FERC also allows taxpaying companies to recover an additional amount from its customers equal to the income tax impact of the equity component. The equity amounts capitalized (including the income tax impacts for our taxable subsidiaries) during each of the years ended December 31, 2009, 2008 and 2007 were $46.2 million, $22.3 million and $9.8 million. These equity amounts are included as other income in our income statement.

Asset and Investment Divestitures/Impairments

We evaluate our assets and investments for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of long-lived assets’ carrying values based on either (i) the long-lived asset’s ability to generate future cash flows on an undiscounted basis or (ii) the fair value of the investment in an unconsolidated affiliate. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets we adjust the carrying value of the asset downward, if necessary, to its estimated fair value. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and the established time frame for completing the sale, among other factors.

We reclassify assets to be sold in our financial statements as either held-for-sale or from discontinued operations when it becomes probable that we will dispose of the assets within the next twelve months and when they meet other criteria, including whether we will have significant long-term continuing involvement with those assets after they are sold. We cease depreciating assets in the period that they are reclassified as either held for sale or from discontinued operations, and reflect the results of our discontinued operations in our income statement separately from those of continuing operations.

    Cash flows from our discontinued businesses are reflected as discontinued operating, investing, and financing activities in our statement of cash flows. Cash provided by discontinued activities in the operating activities section of our cash flow statement includes all operating cash flows generated by our discontinued business during the period. Our discontinued business participated in El Paso’s cash management program as it did not maintain separate bank accounts for its cash balances. We reflected transactions between our continuing operations and discontinued operations related to El Paso’s cash management program as financing activities in our cash flow statement.

Revenue Recognition

    Our revenues are primarily generated from natural gas transportation, storage and processing services as well as from LNG storage services and terminal operations and include estimates of amounts earned but unbilled. We estimate these unbilled revenues based on contract data, regulatory information, and preliminary throughput and allocation measurements, among other items. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation services and storage services, we recognize reservation revenues on firm contracted capacity over the contract period regardless of the amount of natural gas that is transported or stored. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point or when gas is injected or withdrawn from the storage facility. We are subject to FERC regulations and, as a result, revenues we collect may be subject to refund in a rate proceeding. We establish reserves for these potential refunds.

Environmental Costs and Other Contingencies

    Environmental Costs. We record environmental liabilities at their undiscounted amounts on our balance sheet when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period expense when clean-up efforts do not benefit future periods.

    We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.

    Other Contingencies. We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

Income Taxes

    Effective February 4, 2010, SLNG, our consolidated subsidiary, converted into a limited liability company and is no longer subject to income taxes. Effective November 1, 2007, CIG, our consolidated subsidiary, converted into a general partnership in conjunction with our formation and accordingly, CIG is also no longer subject to income taxes. As a result of the conversion of SLNG and CIG into non-taxpaying entities, SLNG and CIG settled their existing current and deferred tax balances with recoveries of note receivables from El Paso under the cash management program pursuant to the tax sharing agreement with El Paso (see Note 12). Prior to the conversion dates, SLNG and CIG recorded current income taxes based on taxable income and provided for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represented the income tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We accounted for tax credits under the flow-through method, which reduced the provision for income taxes in the year the tax credits first became available. We reduced deferred tax assets by a valuation allowance when, based on our estimates, it was more likely than not that a portion of those assets would not be realized in a future period.

Although SLNG and CIG paid income taxes on pre-acquisition earnings in periods prior to their conversion into non-taxpaying entities, we are a partnership for income tax purposes and are not subject to either federal income taxes or generally to state income taxes. Our partners are responsible for income taxes on their allocated share of taxable income which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities. We are unable to readily determine the net difference in the bases of our assets and liabilities for financial and tax reporting purposes because information regarding each partner’s tax attributes in us is not available to us.

Accounting for Asset Retirement Obligations

We record a liability for legal obligations associated with the replacement, removal and retirement of our long-lived assets. Our asset retirement liabilities are initially recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation and amortization in our income statement. We have the ability to recover certain of these costs from our customers and have recorded an asset (rather than expense) associated with the accretion of the liabilities described above.

We have legal obligations associated with the retirement of our natural gas pipeline, related transmission facilities, storage wells and LNG facilities. We have obligations to plug storage wells when we no longer plan to use them and when we abandon them. Our legal obligations associated with our natural gas transmission facilities primarily involve purging and sealing the pipelines if they are abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities if they are replaced. We accrue a liability for legal obligations based on an estimate of the timing and amount of their settlement.

We are required to operate and maintain our natural gas pipeline system and LNG facilities, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that the substantial majority of our natural gas pipeline system assets and LNG facility assets have indeterminate lives. Accordingly, our asset retirement liabilities as of December 31, 2009 and 2008 were not material to our financial statements. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Partners’ Capital

We allocate our net income to the capital accounts of our general partner, common unitholders and subordinated unitholders based on the terms of the partnership agreement. The agreement requires these allocations to be made based on the relative percentage of their ownership interests, adjusted for any replenishment of previously allocated aggregate net losses and/or special allocations, each as defined in our partnership agreement. As a result of the retrospective consolidation of CIG, SLNG and Elba Express, earnings prior to the acquisition of the incremental interests in CIG, SLNG and Elba Express (pre-acquisition earnings) in historical periods have been allocated to our general partner. Accordingly, the allocation of pre-acquisition earnings to our general partner reflects 58 percent of CIG’s earnings prior to November 21, 2007, 48 percent of CIG’s earnings between November 21, 2007 and September 30, 2008 and 18 percent of CIG’s earnings between September 30, 2008 and July 24, 2009. Our  allocation of pre-acquisition earnings to our general partner also reflects 51 percent of both SLNG’s and Elba Express’ earnings in all periods presented.

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders. Accordingly, all of our issued units are authorized and outstanding, and there is an unlimited number of units that are authorized beyond those currently issued.

Postretirement Benefits

CIG, our consolidated subsidiary, maintains a postretirement benefit plan covering certain of its former employees. This plan requires CIG to make contributions to fund the benefits to be paid out under the plan. These contributions are invested until the benefits are paid out to plan participants. We record the net benefit cost related to this plan in our income statement. This net benefit cost is a function of many factors including benefits earned during the year by plan participants (which is a function of the level of benefits provided under the plan, actuarial assumptions and the passage of time), expected returns on plan assets and amortization of certain deferred gains and losses. For a further discussion of our policies with respect to CIG’s postretirement benefit plan, see Note 9.

In accounting for CIG’s postretirement benefit plan, we record an asset or liability based on the over funded or under funded status of the plan. Any deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions are recorded as either a regulatory asset or liability.

Effective January 1, 2008, we adopted the provisions of an accounting standard update related to measurement date and changed the measurement date of CIG’s postretirement benefit plan from September 30 to December 31. The adoption of the measurement date provisions of this standard did not have a material impact on our financial statements.

Effective December 31, 2009, we expanded our disclosures about postretirement benefit plan assets as a result of new disclosure requirements. See Note 9 for these expanded disclosures.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2009, the following accounting standards had not yet been adopted by us:

Transfers of Financial Assets. In June 2009, the FASB updated accounting standards for financial asset transfers. Among other items, this update eliminated the concept of a qualifying special-purpose entity (QSPE) for purposes of evaluating whether an entity should be consolidated or not. These changes are effective for existing QSPEs as of January 1, 2010 and for transactions entered into on or after January 1, 2010. The adoption of this accounting standard in January 2010 did not have an impact on our financial statements as we amended our existing accounts receivable sales program in January 2010, see Note 12.

Variable Interest Entities. In June 2009, the FASB updated accounting standards for variable interest entities to revise how companies determine the primary beneficiary of these entities, among other changes. Companies will now be required to use a qualitative approach based on their responsibilities and power over the entities’ operations, rather than a quantitative approach in determining the primary beneficiary as previously required. The adoption of this accounting standard in January 2010 did not have a material impact on our financial statements.

2.  Contribution of Assets, Acquisitions and Divestitures

Initial Contribution of Assets (IPO). In conjunction with our initial public offering of common units in November 2007, El Paso contributed to us, at their historical cost, 10 percent general partner interests in CIG and SNG. Because our financial statements have been retrospectively adjusted to reflect the consolidation of CIG, we have eliminated the historical capital balance related to the 10 percent interest we acquired in CIG in November 2007. Accordingly, for accounting purposes, we have reflected a $102.2 million decrease in our general partner’s capital during the year ended December 31, 2007 related to this elimination. We began recording our proportionate share of SNG’s operating results as earnings from unconsolidated affiliates from the date of El Paso’s contribution of these interests to us.

Acquisition of Additional Interests in CIG and SNG. On September 30, 2008, we acquired an additional 30 percent general partner interest in CIG and an additional 15 percent general partner interest in SNG from El Paso for $736.4 million. The consideration paid to El Paso consisted of the issuance of 26,888,611 common units, 566,563 general partner units, a $10 million note payable and $254 million of cash. We financed the $254 million cash payment through the issuance of $175 million of private placement debt, $65 million from our revolving credit facility and the issuance of 873,000 common units to private investors for $15 million. For accounting purposes, we recorded these additional interests in CIG and SNG at their historical cost of $474 million and the difference between historical cost and the cash and note payable consideration paid to El Paso as an increase to partners’ capital. Because our financial statements have been retrospectively adjusted to reflect the consolidation of CIG, we have eliminated the historical capital balance related to the 30 percent interest we acquired in CIG on September 30, 2008. Accordingly, for accounting purposes, we have reflected a $237.9 million decrease in our general partner’s capital during the year ended December 31, 2008 related to this elimination. We accounted for the acquisition of SNG prospectively beginning with the date of acquisition and will continue to utilize the equity method of accounting for our total investment in SNG.

On July 24, 2009, we acquired an additional 18 percent general partner interest in CIG from El Paso for $214.5 million in cash. Subsequent to this acquisition, we own a 58 percent general partner interest in CIG and have the ability to control its operating and financial decisions and policies. Because the transaction was accounted for as a reorganization of entities under common control, we consolidate CIG in our historical financial statements.  We reflect El Paso’s 42 percent interest in CIG as a noncontrolling interest in our financial statements in all periods presented. As a result of the retrospective consolidation of CIG, earnings prior to the acquisition of the incremental interests in CIG in historical periods have been allocated to our general partner as pre-acquisition earnings. Accordingly, the allocation of pre-acquisition earnings to our general partner reflects 58 percent of CIG’s earnings prior to November 21, 2007, 48 percent of CIG’s earnings between November 21, 2007 and September 30, 2008 and 18 percent of CIG’s earnings between September 30, 2008 and July 24, 2009.

Acquisition of Interests in SLNG and Elba Express. On March 30, 2010, we acquired a 51 percent member interest in each of SLNG and Elba Express from El Paso for $810.0 million. The consideration paid to El Paso consisted of $658.0 million in cash and the issuance of 5,346,251 common units and 109,107 general partner units. We financed the $658.0 million cash payment through (i) net proceeds of $419.9 million from the issuance of public debt in March 2010, (ii) $236.1 million of cash on hand from the proceeds of our January 2010 public offering of 9,862,500 common units and related issuance of 201,404 general partner units to El Paso (see Note 3), and (iii) $2.0 million borrowed under our revolving credit facility. Subsequent to the acquisition, we have the ability to control SLNG’s and Elba Express’ operating and financial decisions and policies and have consolidated SLNG and Elba Express in our financial statements. Because the transaction was accounted for as a reorganization of entities under common control, we have retrospectively adjusted our historical financial statements in all periods to reflect the change in reporting entity. Accordingly, the consolidated balance sheets reflect the historical carrying value of SLNG’s and Elba Express’ assets and liabilities. We have reflected El Paso’s 49 percent interest in each of SLNG and Elba Express as noncontrolling interests in our financial statements. As a result of the retrospective consolidation, SLNG and Elba Express earnings prior to the March 30, 2010 acquisition date in historical periods have been allocated solely to our general partner as pre-acquisition earnings.   The retrospective consolidation of SLNG and Elba Express increased net income attributable to El Paso Pipeline Partners, L.P. by $31.9 million, $18.1 million and $12.4 million for the years ended December 31, 2009, 2008, and 2007.

Divestitures. In November 2009, CIG sold its Natural Buttes compressor station and gas processing plant to a third party for $9.0 million and recorded a gain of $7.8 million related to the sale, which is included in our income statement as a reduction of operating and maintenance expense. The historical gross cost of the assets was $34.8 million. Pursuant to the FERC order approving the sale of the processing plant, we recently filed our proposed accounting entries associated with the sale with the FERC for its approval which utilized a technical obsolescence appraisal methodology for determining the portion of the composite accumulated depreciation attributable to the plant which resulted in us recording a gain on the sale. Although we believe the entries proposed are appropriate for this sale, the FERC also utilizes other methodologies in estimating the associated accumulated depreciation that if applied could result in a non-cash loss on the sale.

In November 2007, in conjunction with our formation, CIG distributed certain of its assets to El Paso. We have reflected these operations as discontinued operations in our financial statements for periods prior to their distribution. We classify assets (or groups of assets) to be disposed of as held for sale or, if appropriate, from discontinued operations when they have received appropriate approvals to be disposed of by our management and when they meet other criteria. The table below summarizes the operating results of our discontinued operations for the year ended December 31, 2007.

2007
(In millions)
Revenues	$—
Operating expenses	—
Other income, net	0.1
Interest and debt expense	—
Affiliated interest income, net	8.9
Income before income taxes	9.0
Income taxes	3.2
Income from discontinued operations, net of income taxes	$5.8

3.  Partners’ Capital

In November 2007, in connection with our initial public offering, we issued 28,750,000 common units to the public for $537.2 million, net of issuance costs and expenses.

On September 30, 2008, we issued 26,888,611 common units and 566,563 general partner units to El Paso, and issued 873,000 common units to private investors in conjunction with our acquisition of an additional 30 percent general partner interest in CIG and an additional 15 percent general partner interest in SNG.

In June and July 2009, we publicly issued 12,650,000 common units and issued 258,502 general partner units to El Paso for net proceeds of $216.5 million. The net proceeds from this offering were used to acquire an additional 18 percent general partner interest in CIG. For a further discussion of these acquisitions, see Note 2.

The table below provides a reconciliation of our limited and general partner units.

	Unit Reconciliation
	Limited Partner Units		General	Total Partners’
	Common	Subordinated	Partner	Capital
Balance at December 31, 2006	—	—	—	—

Formation of El Paso Pipeline Partners, L.P	28,437,786	27,727,411	1,732,963	57,898,160
Issuance of units to public	28,750,000	—	—	28,750,000
Balance at December 31, 2007	57,187,786	27,727,411	1,732,963	86,648,160

Unit based compensation to non-employee directors	21,101	—	—	21,101
Issuance of units to public	873,000	—	—	873,000
Acquisition of additional interests in CIG and SNG	26,888,611	—	566,563	27,455,174
Balance at December 31, 2008	84,970,498	27,727,411	2,299,526	114,997,435

Unit-based compensation to non-employee directors(1)	1,749	—	—	1,749
Issuance of units to public	12,650,000	—	258,502	12,908,502
Balance at December 31, 2009	97,622,247	27,727,411	2,558,028	127,907,686
____________________

(1)	Amount is net of 4,575 forfeited unvested restricted common units.

Subsequent Event. In January 2010, we publicly issued 9,862,500 common units and issued 201,404 general partner units to El Paso for net proceeds of $236.1 million. Cash on hand from the net proceeds from this offering were subsequently used as partial consideration for the acquisition of a 51 percent member interest in each of SLNG and Elba Express (see Note 2).

4.  Earnings Per Unit and Cash Distributions

Earnings per unit. During the first quarter of 2009, we adopted an accounting standard, applied retrospectively to our earnings per unit, which changes the manner in which master limited partnerships calculate earnings per unit. This standard requires the calculation of earnings per unit based on actual distributions made to a master limited partnership’s unitholders, including the holders of incentive distribution rights, for the related reporting period. To the extent net income attributable to El Paso Pipeline Partners, L.P. exceeds cash distributions, the excess is allocated to unitholders based on their contractual participation rights to share in those earnings. If cash distributions exceed net income attributable to El Paso Pipeline Partners, L.P., the excess distributions are allocated proportionately to all participating units outstanding based on their respective ownership percentages. Additionally, under this standard, the calculation of earnings per unit does not reflect an allocation of undistributed earnings to the IDR holders beyond amounts distributable under the terms of the partnership agreement. Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit reported prior to the adoption of this standard was $1.22 per common and subordinated unit for the year ended December 31, 2008 and $0.13 per common unit and $0.09 per subordinated unit for the year ended December 31, 2007. Payments made to our unitholders are determined in relation to actual declared distributions, and are not based on the net income allocations used in the calculation of earnings per unit.

As discussed in Note 2, we have retrospectively adjusted our historical financial statements for the consolidation of CIG, SLNG and Elba Express following the acquisition of an additional 18 percent interest in CIG from El Paso on July 24, 2009 and the acquisition of a 51 percent member interest in each of SLNG and Elba Express on March 30, 2010. As a result of the retrospective consolidation of CIG, earnings prior to the acquisition of the incremental interests in CIG, SLNG and Elba Express (pre-acquisition earnings) in historical periods have been allocated solely to our general partner in all periods presented. Accordingly, our allocation of pre-acquisition earnings to our general partner reflects 58 percent of CIG’s earnings prior to November 21, 2007, 48 percent of CIG’s earnings between November 21, 2007 and September 30, 2008 and 18 percent of CIG’s earnings between September 30, 2008 and July 24, 2009. Our allocation of pre-acquisition earnings to our general partner also reflects 51 percent of both SLNG’s and Elba Express’ earnings in all periods presented.

Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit is computed by dividing the limited partners’ interest in net income attributable to El Paso Pipeline Partners, L.P. by the weighted average number of limited partner units outstanding. Diluted earnings per limited partner unit reflects the potential dilution that could occur if securities or other agreements to issue common units were exercised, settled or converted into common units. As of December 31, 2009 and 2008, we had 8,429 and 21,101 restricted units outstanding, a portion of which were dilutive for the years ended December 31, 2009 and 2008. No potentially dilutive securities existed as of December 31, 2007.

The tables below show the (i) allocation of net income attributable to El Paso Pipeline Partners, L.P. and the (ii) net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit based on the number of basic and diluted limited partner units outstanding for the years ended December 31, 2009, 2008 and 2007.

Allocation of Net Income Attributable to El Paso Pipeline Partners, L.P.

	2009	2008	2007
	(In millions)
Net income attributable to El Paso Pipeline Partners, L.P	$245.4	$189.7	$140.3
Less: Pre-acquisition earnings allocated to general partner subsequent to initial public offering	(46.5)	(75.2)	(11.3)
Earnings prior to initial public offering	—	—	(119.1)
Income subject to 2% allocation of general partner interest	198.9	114.5	9.9
Less: General partner’s interest in net income attributable to El Paso Pipeline Partners, L.P	(4.0)	(2.3)	(0.2)
General partner’s incentive distribution	(1.0)	—	—
Limited partners’ interest in net income attributable to El Paso Pipeline Partners, L.P. — common and subordinated	$193.9	$112.2	$9.7

Net Income Attributable to El Paso Pipeline Partners, L.P. per Limited Partner Unit

	2009		2008		2007
	Common	Subordinated	Common	Subordinated	Common	Subordinated
	(In millions, except for per unit amounts)
Distributions(1)	$132.7	$37.8	$86.0	$33.3	$7.3	$3.6
Undistributed earnings (losses)	18.0	5.4	(4.9)	(2.2)	(0.8)	(0.4)
Limited partners’ interest in net income attributable to El Paso Pipeline Partners, L.P.	$150.7	$43.2	$81.1	$31.1	$6.5	$3.2

Weighted average limited partner units outstanding — Basic and Diluted	91.8	27.7	64.2	27.7	57.2	27.7

Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit — Basic and Diluted	$1.64	$1.56	$1.26	$1.12	$0.11	$0.11
____________________

(1)	Reflects distributions declared to our common and subordinated unitholders of $1.3650 per unit, $1.2025 per unit and $0.12813 per unit for the years ended December 31, 2009, 2008 and 2007.

Subordinated units. All of the subordinated units are held by a wholly owned subsidiary of El Paso. Our partnership agreement provides that, during the subordination period, the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.28750 per common unit, which is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

The subordination period will end and the subordinated units will convert to common units, on a one-for-one basis, on the first business day after we have earned and paid at least $0.43125 (150 percent of the minimum quarterly distribution) on each outstanding limited partner unit and general partner unit for each quarter in any four quarter period ending or after December 31, 2008, or on the first business day after we have earned and paid at least $0.28750 on each outstanding limited partner unit and general partner unit for any three consecutive, non-overlapping four quarter periods ending on or after December 31, 2010. The subordination period also will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

Incentive distribution rights. The general partner holds incentive distribution rights in accordance with the partnership agreement. These rights pay an increasing percentage interest in quarterly distributions of cash based on the level of distribution to all unitholders. Additionally, our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. During the year ended December 31, 2009, our general partner received incentive distributions of $0.4 million. In February 2010, our general partner received incentive distributions of $0.6 million.

Cash Distributions to Unitholders. Our common and subordinated unitholders and general partner are entitled to receive quarterly distributions of available cash as defined in our partnership agreement. The table below shows the quarterly distributions to our unitholders and general partner (in millions, except for per unit amounts):

Quarters Ended	Total Quarterly Distribution Per Unit	Total Cash Distribution	Date of Declaration	Date of Distribution
2007
December 31, 2007(1)	$0.12813	$11.1	January 2008	February 2008
2008
March 31, 2008	0.28750	24.9	April 2008	May 2008
June 30, 2008	0.29500	25.6	July 2008	August 2008
September 30, 2008	0.30000	34.5	October 2008	November 2008
December 31, 2008	0.32000	36.8	January 2009	February 2009
2009
March 31, 2009	0.32500	37.4	April 2009	May 2009
June 30, 2009	0.33000	42.2	July 2009	August 2009
September 30, 2009	0.35000	45.1	October 2009	November 2009
December 31, 2009	0.36000	50.3	January 2010	February 2010
____________________

(1)	The December 31, 2007 distribution of $0.12813 per unit was prorated for the period beginning with the closing of our initial public offering through December 31, 2007.

The distribution for the quarter ended December 31, 2009 was paid to all outstanding common and subordinated units on February 12, 2010 to unitholders of record at the close of business on February 1, 2010.

5. Regulatory Assets and Liabilities

Our non-current regulatory assets and liabilities are included in other non-current assets and liabilities on our balance sheets. Our regulatory asset and liability balances are recoverable or reimbursable over various periods. Below are the details of our regulatory assets and liabilities as of December 31:

	2009	2008
	(In millions)
Current regulatory assets
Difference between gas retained and consumed in operations	$1.7	$26.3
Other	2.7	2.3
Total current regulatory assets	4.4	28.6
Non-current regulatory assets
Taxes on capitalized funds used during construction	50.6	42.5
Unamortized loss on reacquired debt	5.5	6.4
Postretirement benefits	1.4	2.2
Other	2.5	2.5
Total non-current regulatory assets	60.0	53.6
Total regulatory assets	$64.4	$82.2

Current regulatory liabilities
Difference between gas retained and consumed in operations	$14.7	$29.2
Non-current regulatory liabilities
Property and plant depreciation	17.8	19.0
Postretirement benefits	9.7	6.1
Other	2.9	1.7
Total non-current regulatory liabilities	30.4	26.8
Total regulatory liabilities	$45.1	$56.0

The significant regulatory assets and liabilities include:

Difference between gas retained and gas consumed in operations: These amounts reflect the value of the volumetric difference between the gas retained from our customers and the gas consumed in operations. These amounts are not included in the rate base but are expected to be recovered/refunded in subsequent fuel filing periods.

Taxes on capitalized funds used during construction: These regulatory asset balances were established to offset the deferred tax for the equity component of the allowance for funds used during the construction of long-lived assets. Taxes on capitalized funds used during construction are amortized and the offsetting deferred income taxes are included in the rate base. Both are recovered over the depreciable lives of the long lived asset to which they relate.

Unamortized loss on reacquired debt: These amounts represent the deferred and unamortized portion of losses on reacquired debt which are not included in the rate base, but are expected to be recovered over the original life of the debt issue through the authorized rate of return.

Postretirement Benefits: These balances represents deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions related to our postretirement benefit plans and differences in the postretirement benefit related amounts expensed and the amounts recoverable in rates. Postretirement benefit amounts have been included in the rate base computations for CIG and are recoverable in such periods as the benefits are funded.

Property and plant depreciation: Amount represents the deferral of customer-funded amounts for costs of future asset retirements. This amount is included in the rate base computations and the depreciation-related amounts are refunded over the lives of the long-lived assets to which they relate.

6. Long-Term Debt and Other Financing Obligations

Our long-term debt and other financing obligations are as follows:

	As of December 31,
	2009	2008
	(In millions)
El Paso Pipeline Partners, L.P.
Revolving credit facility, variable due 2012	$520.0	$584.9
Note payable to El Paso, variable due 2012, LIBOR plus 3.5%	10.0	10.0
Notes, variable due 2012, LIBOR plus 3.5%	35.0	35.0
Notes, 7.76%, due 2011	37.0	37.0
Notes, 7.93%, due 2012	15.0	15.0
Notes, 8.00%, due 2013	88.0	88.0
Colorado Interstate Gas Company
Senior Notes, 5.95%, due 2015	35.0	35.0
Senior Notes, 6.80%, due 2015	339.9	339.9
Senior Debentures, 6.85%, due 2037	100.0	100.0
El Paso Elba Express Company, L.L.C.
Nonrecourse project financing, variable due 2015	138.0	—
Southern LNG Company, L.L.C.
Senior Notes, 9.50%, due 2014	71.0	—
Senior Notes, 9.75%, due 2016	64.0	—
Total long-term debt	1,452.9	1,244.8
Other financing obligations	182.7	116.1
Total long-term debt and other financing obligations	1,635.6	1,360.9
Less: Current maturities	9.2	3.6
Total long-term debt and other financing obligations, less current maturities	$1,626.4	$1,357.3

Debt Maturities. Aggregate maturities of the principal amounts of long-term debt and other financing obligations as of December 31, 2009 for the next 5 years and in total thereafter are as follows (in millions):

2010	$9.2
2011	48.0
2012	591.5
2013	100.0
2014	83.6
Thereafter	803.3
Total long-term debt and other financing obligations	$1,635.6

Credit Facility. In November 2007, we entered into an unsecured 5-year revolving credit facility (Credit Facility) with an initial aggregate borrowing capacity of up to $750 million expandable to $1.25 billion for certain expansion projects and acquisitions. Borrowings under the Credit Facility are guaranteed by certain of our subsidiaries. As of December 31, 2009 and 2008, we had $520.0 million and $584.9 million outstanding under our revolving credit facility. As of December 31, 2009, our remaining availability under the Credit Facility is approximately $215 million.

The credit facility has two pricing grids, one based on credit ratings and the other based on leverage. As of December 31, 2009, the leverage pricing grid was in effect and our cost of borrowing was LIBOR plus 0.425 percent based on our leverage. We also pay an annual utilization and commitment fee of 0.225 percent. At December 31, 2009 and 2008, our all-in borrowing rates were 0.9 percent and 1.4 percent.

The Credit Facility contains covenants and provisions that affect us, the borrowers and our other restricted subsidiaries, including, without limitation customary covenants and provisions:

•	prohibiting the borrowers from creating or incurring indebtedness (except for certain specified permitted indebtedness) if such incurrence would cause a breach of the leverage ratio described below;

•	prohibiting WIC from creating or incurring indebtedness in excess of $50 million (other than indebtedness under the Credit Facility);

•	limiting our ability and that of the borrowers and our other restricted subsidiaries from creating or incurring certain liens on our respective properties (subject to enumerated exceptions);

•	limiting our ability to make distributions and equity repurchases (which shall be permitted if no insolvency default or event of default exists); and

•	prohibiting consolidations, mergers and asset transfers by us, the borrowers and our other restricted subsidiaries (subject to enumerated exceptions).

For the year ended December 31, 2009, we were in compliance with our debt-related covenants. The Credit Facility requires us to maintain, as of the end of each fiscal quarter, a consolidated leverage ratio (consolidated indebtedness to consolidated EBITDA (as defined in the Credit Facility)) of less than 5.00-to-1.00 for any four consecutive quarters; and 5.50-to-1.00 for any three consecutive quarters subsequent to the consummation of specified permitted acquisitions having a value greater than $25 million. We also have added additional flexibility to our covenants for growth projects. In case of a capital construction or expansion project in excess of $20 million, pro forma adjustments to consolidated EBITDA, approved by the lenders, may be made based on the percentage of capital costs expended and projected cash flows for the project. Such adjustments shall be limited to 25 percent of actual EBITDA.

The Credit Facility contains certain customary events of default that affect us, the borrowers and our other restricted subsidiaries, including, without limitation, (i) nonpayment of principal when due or nonpayment of interest or other amounts within five business days of when due; (ii) bankruptcy or insolvency with respect to us, our general partner, the borrowers or any of our other restricted subsidiaries; (iii) judgment defaults against us, our general partner, the borrowers or any of our other restricted subsidiaries in excess of $50 million; or (iv) the failure of El Paso to directly or indirectly own a majority of the voting equity of our general partner and a failure by us to directly or indirectly own 100 percent of the equity of El Paso Pipeline Partners Operating Company, L.L.C.

EPB Other Debt Obligations. In September 2008, we issued $175.0 million of senior unsecured notes and a $10.0 million note payable to El Paso as partial funding for the acquisition of additional interests in CIG and SNG as discussed in Note 2. Our restrictive covenants under these debt obligations are substantially the same as the restrictive covenants under our Credit Facility, with the exception of the requirement to maintain an interest coverage ratio (consolidated EBITDA (as defined in the Note Purchase Agreement) to interest expense) of greater than or equal to 1.50 to 1.00 for any four consecutive fiscal quarters.

CIG Debt. In March 2009, CIG, Colorado Interstate Issuing Corporation (CIIC), El Paso and certain other El Paso subsidiaries filed a registration statement on Form S-3 under which CIG and CIIC may co-issue debt securities in the future. CIIC is a wholly owned finance subsidiary of CIG and is the co-issuer of CIG’s outstanding debt securities. CIIC has no material assets, operations, revenues or cash flows other than those related to its service as a co-issuer of CIG’s debt securities. Accordingly, it has no ability to service obligations on CIG’s debt securities.

For the year ended December 31, 2009, CIG was in compliance with its debt-related covenants. Under CIG’s various financing documents they are subject to a number of restrictions and covenants. The most restrictive of these include limitations on the incurrence of liens and limitations on sale-leaseback transactions

SLNG Debt. In February 2009, SLNG issued $71.0 million of 9.50% senior notes due February 24, 2014 and $64.0 million of 9.75% senior notes due February 24, 2016. SLNG received $133.9 million in net proceeds from these issuances.

Elba Express Obligations. In May 2009, Elba Express entered into a nonrecourse project financing agreement with a group of banks led by Union Bank, N.A. as agent, which matures on March 31, 2015. Under this agreement Elba Express can borrow up to $156.8 million. Elba Express received $130.2 million in net proceeds from borrowings under this agreement during 2009. The six year term loan has a fifteen year amortization with the remaining balance due on March 31, 2015.  Principal payments are due quarterly and will begin on June 30, 2010. The interest rate under the agreement can be either a base rate loan (determined by the higher of the Federal Funds Rate plus 50 basis points or the Prime Rate, each as defined in the agreement) plus a margin, or LIBOR plus a margin. Currently, interest is based on LIBOR plus an applicable margin of 3.5%. The margin under the LIBOR interest option decreases to 3.0% from completion date through the third anniversary (2013) thereof, and then increases to 3.5% through the maturity date. The interest rate on this obligation was 3.8% as of December 31, 2009.

The term loan is collateralized by all of the assets of Elba Express, including (i) all physical assets, and (ii) all of Elba Express’ transportation contracts and the proceeds derived therefrom. Furthermore, as part of the agreement Elba Express cannot make distributions to its members until after June 30, 2010. Upon the completion of the project, the agreement requires that Elba Express maintain a debt service reserve amount equal to six months of interest and principal payments.

In August 2009, Elba Express also paid $1.4 million to enter into an interest rate cap agreement through March 2015 which effectively converts a portion of the term loan from a floating interest rate to a fixed interest rate of 6% when the floating interest rate exceeds an interest rate cap of 6% based on 3-month LIBOR. The interest rate cap has been designated as a cash flow hedge. Accordingly, the change in its fair value is deferred in accumulated other comprehensive income or loss to the extent it is effective and will be recognized in earnings when the hedged transaction occurs. Ineffectiveness related to our cash flow hedge is recognized in earnings as it occurs. However, Elba Express did not record any ineffectiveness on this derivative during 2009. Elba Express also has a letter of credit of approximately $7.4 million and a revolving loan commitment of $0.8 million that it entered into in May 2009. Elba Express intends to use the letter of credit to maintain the debt service reserve listed above. No amounts were issued or outstanding under the letter of credit or revolving loan commitment as of December 31, 2009.

Other Financing Obligations. In June 2009 and November 2008, the Totem Gas Storage project and the High Plains pipeline were placed in service. Upon placing these projects in service, CIG transferred its title in the projects to WYCO Development LLC (WYCO), a joint venture with an affiliate of PSCo in which CIG has a 50 percent ownership interest. Although CIG transferred the title in these projects to WYCO, we continue to reflect the Totem Gas Storage facility and the High Plains Pipeline as property, plant and equipment in our financial statements as of December 31, 2009 due to CIG’s continuing involvement with the projects through WYCO.

CIG constructed the Totem Gas Storage project and the High Plains pipeline and its joint venture partner in WYCO funded 50 percent of the construction costs of the projects, which we reflected as other non-current liabilities in our balance sheet during the construction period. Upon completion of the construction, CIG’s obligations to the affiliate of PSCo for these construction advances were converted into financing obligations to WYCO and accordingly, we reclassified the amounts from other non-current liabilities to debt and other financing obligations.

Totem Gas Storage financing obligation. The Totem Gas Storage obligation has a principal amount of $68.9 million as of December 31, 2009 and has monthly principal payments totaling $1.4 million each year through 2060. CIG also makes monthly interest payments on this obligation that are based on 50 percent of the operating results of the Totem Gas Storage facility, which is currently estimated at a 15.5% rate as of December 31, 2009.

High Plains Pipeline financing obligation. The High Plains Pipeline obligation has a principal amount of $106.4 million as of December 31, 2009, and has monthly principal payments totaling $3.1 million each year through 2043. CIG also makes monthly interest payments on this obligation that are based on 50 percent of the operating results of the High Plains pipeline, which is currently estimated at a 15.5% rate as of December 31, 2009.

Capital Lease. Effective December 1, 1999, WIC leased a compressor station under a capital lease from WYCO. The compressor station lease expires in November 2029. The total original capitalized cost of the lease was $12.0 million. As of December 31, 2009, we had a net book value of approximately $7.4 million related to this capital lease. Minimum future lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2009 are as follows:

Year Ending December 31,	(In millions)
2010	$1.3
2011	1.2
2012	1.1
2013	1.1
2014	1.0
Thereafter	7.9
Total minimum lease payments	13.6
Less: amount representing interest	(6.2)
Present value of net minimum lease payments	$7.4

7. Fair Value of Financial Instruments

	As of December 31,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Long-term financing obligations, including current maturities	$1,635.6	$1,658.4	$1,360.9	$1,126.3
Interest rate derivatives	1.2	1.2	—	—

As of December 31, 2009 and 2008, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables represented fair value because of the short-term nature of these instruments. At December 31, 2009 and 2008, we had notes receivable from El Paso of $168.6 million and $250.5 million due upon demand, with variable interest rates of 1.5% and 3.2%. While we are exposed to changes in interest income based on changes to the variable interest rate, the fair value of these notes receivable approximates their carrying value due to the market-based nature of the interest rate and the fact that they are demand notes. We estimate the fair value of our debt based on quoted market prices for the same or similar issues.

In August 2009, Elba Express paid $1.4 million to enter into an interest rate cap agreement, which we have designated as a cash flow hedge as discussed in Note 6. The fair value of this derivative was calculated based on data for similar instruments in similar markets. Based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of this asset, we considered this a Level 2 measurement. Level 2 instruments’ fair values are primarily based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets).

8. Commitments and Contingencies

Legal Proceedings

WIC Line 124A Rupture. On November 11, 2006, a bulldozer driver ran into and ruptured WIC’s Line 124A near Cheyenne, Wyoming resulting in an explosion and fire, and the subsequent death of the driver. The driver was working for a construction company hired by Rockies Express Pipeline, LLC to construct its new pipeline in a corridor substantially parallel to WIC’s Line 124A. The Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (PHMSA) conducted an investigation into the incident, with which we fully cooperated. In March 2008, we received from PHMSA a Notice of Probable Violation with a proposed fine of $3.4 million. In October 2008, a hearing was held at which we contested the proposed fine. In December 2009, PHMSA issued its order, imposing a fine of $2.3 million, which has been paid.

Gas Measurement Cases. CIG and a number of its affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act and have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. In March 2009, the Tenth Circuit Court of Appeals affirmed the dismissals and in October 2009, the plaintiff’s appeal to the United States Supreme Court was denied.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. In September 2009, the court denied the motions for class certification. The plaintiffs have filed a motion for reconsideration. CIG’s costs and legal exposure related to this lawsuit and claim are not currently determinable.

In addition to the above proceedings, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of these matters, we evaluate the merits of the case or claim, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. It is possible that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. As of December 31, 2009, we had no accruals for our outstanding legal matters. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and establish accruals accordingly.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. At December 31, 2009, we had accrued approximately $10.8 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs; however, we estimate that our exposure could be as high as $35 million. Our accrual includes $7.7 million for environmental contingencies related to properties CIG previously owned. Our environmental remediation projects are in various stages of completion. Our recorded liabilities reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

Below is a reconciliation of our accrued liability from January 1, 2009 to December 31, 2009 (in millions):

Balance at January 1, 2009	$13.3
Additions/adjustments for remediation activities	1.0
Payments for remediation activities	(3.5)
Balance at December 31, 2009	$10.8

For 2010, we estimate that our total remediation expenditures will be approximately $2.4 million, which will be expended under government directed clean-up plans.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Regulatory Matter

Fuel Recovery Mechanism. During the first quarter of 2008, the FERC issued an order approving a fuel and related gas cost recovery mechanism for CIG which was designed to recover all cost impacts, or flow through to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. Effective April 2008, WIC implemented a similar fuel and related gas cost recovery mechanism, subject to the outcome of a FERC proceeding. The implementation of these mechanisms was protested by a limited number of shippers. On July 31, 2009 and October 1, 2009, the FERC issued orders to CIG and WIC, respectively, directing us to remove the cost and revenue components from our fuel recovery mechanisms while preserving the historic volumetric-based tracking mechanism. Due to these orders, our future earnings may be impacted by both positive and negative fluctuations in gas prices related to fuel imbalance revaluations, their settlement, and other gas balance related items. We continue to explore options to minimize the price volatility associated with these operational activities. Our tariffs continue to provide that the difference between the quantity of fuel retained and fuel used in operations and lost and unaccounted for will be flowed-through or charged to shippers. These fuel trackers remove the impact of over or under collecting fuel and lost and unaccounted for from our operational gas costs

Other Commitments

Capital Commitments. At December 31, 2009, we had capital commitments of $64.8 million related primarily to the CIG Raton 2010, SLNG Elba III Expansion and Elba Express Expansion projects, the majority of which will be paid in 2010. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Transportation and Storage Commitments. We have entered into transportation commitments and storage capacity contracts totaling $176.6 million at December 31, 2009, of which $59.0 million is related to storage capacity contracts with our affiliate, Young Gas Storage Company, Ltd. Our annual commitments under these agreements are $21.1 million in 2010, $22.6 million in 2011, $28.4 million in 2012, $25.9 million in each of 2013 and 2014 and $52.7 million in total thereafter.

Operating Leases. We lease property, facilities and equipment under various operating leases. Our minimum future annual rental commitments under our operating leases at December 31, 2009, are as follows:

Year Ending December 31,	(In millions)
2010	$2.2
2011	2.3
2012	2.3
2013	2.4
2014	2.4
Thereafter	0.6
Total minimum lease payments	12.2

Rental expense on our operating leases for each of the three years ended December 31, 2009, 2008 and 2007 was $2 million. These amounts include our share of rent allocated to us from El Paso.

Other Commercial Commitments. We hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to our results of operations.

9. Retirement Benefits

Pension and Retirement Savings Plans. El Paso maintains a pension plan and a retirement savings plan covering substantially all of its U.S. employees, including CIG’s former employees. The benefits under the pension plan are determined under a cash balance formula. Under its retirement savings plan, El Paso matches 75 percent of participant basic contributions up to six percent of eligible compensation and can make additional discretionary matching contributions depending on its performance relative to its peers. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates.

Postretirement Benefits Plan. CIG provides postretirement medical benefits for a closed group of retirees. These benefits may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs and El Paso reserves the right to change these benefits. In addition, certain former CIG employees continue to receive limited postretirement life insurance benefits. CIG’s postretirement benefit plan costs are prefunded to the extent these costs are recoverable through our rates. To the extent actual costs differ from the amounts recovered in rates, a regulatory asset or liability is recorded. CIG does not expect to make any contributions to the postretirement benefit plan in 2010.

Accumulated Postretirement Benefit Obligation, Plan Assets and Funded Status. In accounting for CIG’s postretirement benefit plan, we record an asset or liability based on the over funded or under funded status. In March 2007, the FERC issued guidance requiring regulated pipeline companies to record a regulatory asset or liability for any deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions that would otherwise be recorded in accumulated other comprehensive income for non-regulated entities. Upon adoption of this FERC guidance, we reclassified $5 million from accumulated other comprehensive income to a regulatory liability.

The table below provides information about CIG’s postretirement benefit plan. In 2008, we adopted the FASB’s revised measurement date provisions for other postretirement benefit plans and the information below for 2008 is presented and computed as of and for the fifteen months ended December 31, 2008. For 2009, the information is presented and computed as of and for the twelve months ended December 31, 2009.

	December 31, 2009	December 31, 2008
	(In millions)
Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation — beginning of period	$7.6	$7.3
Interest cost	0.4	0.5
Participant contributions	0.4	0.5
Actuarial (gain) loss	(2.3)	0.8
Benefits paid(1)	(0.8)	(1.5)
Accumulated postretirement benefit obligation — end of period	$5.3	$7.6

Change in plan assets:
Fair value of plan assets — beginning of period	$12.5	$18.0
Actual return on plan assets	2.0	(4.3)
Participant contributions	0.4	0.5
Benefits paid	(1.0)	(1.7)
Fair value of plan assets — end of period	$13.9	$12.5

Reconciliation of funded status:
Fair value of plan assets	$13.9	$12.5
Less: accumulated postretirement benefit obligation	5.3	7.6
Net asset at December 31	$8.6	$4.9
____________________

(1)
Amounts shown net of a subsidy of approximately $0.2 million for each of the years ended December 31, 2009 and 2008 related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

Plan Assets. The primary investment objective of CIG’s plan is to ensure that, over the long-term life of the plan an adequate pool of sufficiently liquid assets exists to meet the benefit obligations to retirees and beneficiaries. Investment objectives are long-term in nature covering typical market cycles. Any shortfall of investment performance compared to investment objectives is generally the result of economic and capital market conditions. Although actual allocations vary from time to time from the targeted allocations, the target allocations of CIG’s postretirement plan’s assets are 65 percent equity and 35 percent fixed income securities. The plan’s assets may be invested in a manner that replicates, to the extent feasible, the Russell 3000 Index and the Barclays Capital Aggregate Bond Index to achieve equity and fixed income diversification, respectively.

We use various methods to determine the fair values of the assets in CIG’s other postretirement benefit plans, which are impacted by a number of factors, including the availability of observable market data over the contractual term of the underlying assets. We separate CIG’s plan’s assets into three levels (Level 1, 2 and 3) based on our assessment of the availability of this market data and the significance of non-observable data used to determine the fair value of these assets. As of December 31, 2009, the assets are comprised of an exchange-traded mutual fund with a fair value of $1.2 million and common/collective trusts with a fair value of $12.7 million. The exchange-traded mutual fund invests primarily in dollar-denominated securities, and its fair value (which is considered a Level 1 measurement) is determined based on the price quoted for the fund in actively traded markets. The common/collective trusts are invested in approximately 65 percent equity and 35 percent fixed income securities, and their fair values (which are considered Level 2 measurements) are determined primarily based on the net asset value reported by the issuer, which is based on similar assets in active markets. We may adjust the fair value of the common/collective trusts, when necessary, for factors such as liquidity or risk of nonperformance by the issuer. CIG’s plan does not have any assets that are considered Level 3 measurements. The methods described above may produce a fair value that many not be indicative of net realizable value or reflective of future fair values, and there have been no changes in the methodologies used at December 31, 2009 and 2008.

Expected Payment of Future Benefits. As of December 31, 2009, we expect the following benefit payments under CIG’s plan (in millions):

Year Ending December 31,	Expected Payments(1)
2010	$0.7
2011	0.7
2012	0.6
2013	0.6
2014	0.5
2015 – 2019	2.0
____________________

(1)
Includes a reduction of approximately $0.2 million in each of the years 2010 - 2014 and approximately $0.8 million in aggregate for 2015 – 2019 for an expected subsidy related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

Actuarial Assumptions and Sensitivity Analysis. Accumulated postretirement benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used in determining CIG’s postretirement plan obligations and net benefit costs for 2009, 2008 and 2007:

	2009	2008	2007
	(Percent)
Assumptions related to benefit obligations at December 31, 2009 and 2008 and September 30, 2007 measurement dates:
Discount rate	5.06	5.82	6.05
Assumptions related to benefit costs at December 31:
Discount rate	5.82	6.05	5.50
Expected return on plan assets(1)	8.00	8.00	8.00
____________________

(1)
The expected return on plan assets is a pre-tax rate of return based on our targeted portfolio of investments. CIG’s postretirement benefit plan’s investment earnings are subject to unrelated business income taxes at a rate of 35%. The expected return on plan assets for CIG’s postretirement benefit plan is calculated using the after-tax rate of return.

Actuarial estimates for CIG’s postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 8.0 percent, gradually decreasing to 5.0 percent by the year 2015. Changes in the assumed health care cost trends do not have a material impact on the amounts reported for CIG’s interest costs or CIG’s accumulated postretirement benefit obligations as of and for the years ended December 31, 2009 and 2008.

Components of Net Benefit Income. For each of the years ended December 31, the components of net benefit income are as follows:

	2009	2008	2007
	(In millions)
Interest cost	$0.4	$0.4	$0.6
Expected return on plan assets	(0.6)	(0.9)	(0.9)
Other	(0.3)	(0.7)	(0.5)
Net postretirement benefit income	$(0.5)	$(1.2)	$(0.8)

10. Transactions with Major Customers

The following table shows revenues from major customers for each of the three years ended December 31:

	2009	2008	2007
	(In millions)
PSCo	$156.1	$92.4	$93.7
BG Energy Holdings Limited	72.3	67.6	68.1
Anadarko Petroleum Corporation and Subsidiaries	70.6	62.6	39.5
Williams Gas Marketing, Inc.	62.8	41.9	46.3

11. Supplemental Cash Flow Information

The following table contains supplemental cash flow information from continuing operations for each of the three years ended December 31:

	2009	2008	2007
	(In millions)
Interest paid, net of capitalized amounts	$60.2	$51.6	$59.4
Income tax payments	11.0	10.4	289.8	(1)
____________________

(1)	Includes amounts related to the settlement of current and deferred tax balances due to CIG’s conversion to a partnership in November 2007 (see Note 12).

12. Investments in Unconsolidated Affiliates and Transactions with Affiliates

Investments in Unconsolidated Affiliates

SNG. In conjunction with our initial public offering of common units in November 2007, El Paso contributed to us, at their historical cost, a 10 percent general partner interest in SNG. On September 30, 2008, we acquired an additional 15 percent general partner interest in SNG from El Paso, as further discussed in Note 2. Our proportionate share of the operating results of SNG has been reflected as earnings from unconsolidated affiliates in our financial statements since the date the respective interests were contributed to us. We account for our investment in SNG using the equity method of accounting.

WYCO. CIG has a 50 percent investment in WYCO which we account for using the equity method of accounting. WYCO owns the High Plains pipeline (a FERC-regulated pipeline), the Totem Gas Storage facility (a FERC-regulated storage facility), a state regulated intrastate pipeline and a compressor station. CIG has other financing obligations payable to WYCO totaling $175.3 million and $108.2 million as of December 31, 2009 and 2008, which are described further in Note 6.

The information below related to our unconsolidated affiliates reflects our net investment and earnings we recorded from these investments and summarized financial information of our proportionate share of SNG.

Net Investment and Earnings

	Investment		Earnings from Unconsolidated Affiliates
	December 31,	December 31,	Year Ended December 31,
	2009	2008	2009	2008	2007(1)
	(In millions)		(In millions)
SNG	$403.4	$393.8	$52.5	$29.8	$2.6
Other	14.1	17.0	0.9	3.1	1.5
Total	$417.5	$410.8	$53.4	$32.9	$4.1

SNG Summarized Financial Information

Results of operations

	Year Ended December 31,
	2009	2008	2007(1)
	(In millions)
Operating results data:
Operating revenues	$127.4	$73.3	$5.9
Operating expenses	63.6	38.1	2.6
Income from continuing operations and net income	52.5	29.8	2.6
____________________

(1)	Amounts for 2007 are calculated from the date of the initial public offering to December 31, 2007.

Financial position data

	December 31, 2009	December 31, 2008
	(In millions)
Current assets	$23.5	$26.3
Non-current assets	640.7	630.9
Current liabilities	26.6	23.0
Long-term debt	227.4	227.4
Other non-current liabilities	6.8	13.0
Net assets	$403.4	$393.8

Transactions with Affiliates

Distributions/Contributions. As further discussed in Note 1, in conjunction with our initial public offering in November 2007, 10 percent interests in CIG and SNG were contributed to us at their book value of $253 million and we made distributions to El Paso and its subsidiaries of $737 million using proceeds from the initial public offering and borrowings under our credit facility. In addition, we repaid affiliated notes payable with El Paso of $225 million. We also made additional distributions to El Paso of $11 million in November 2007.

During 2009, we received cash contributions from El Paso of $137.6 million related to Elba Express’ note payable under the cash management program. In addition, we received cash contributions from El Paso of $170.4 million and $105.0 million for the construction of the Elba Express pipeline during the years ended December 31, 2009 and 2008. During 2008, we also received a cash contribution from El Paso of $60.0 million related to SLNG’s Elba III Expansion project. Elba Express also made a cash distribution of $72.0 million to El Paso during 2009 to comply with certain restrictions in its project financing agreement.

Distributions Received from SNG. SNG is required to make distributions of available cash as defined in their partnership agreement on a quarterly basis to their partners, including us. We received cash distributions from SNG of $42.9 million and $26.1 million during the years ended December 31, 2009 and 2008, with the 2008 distribution including $4.3 million of returns of capital from our investments. In January 2010, we received distributions from SNG of $20.7 million.

CIG Distributions to El Paso

CIG Cash Distributions to El Paso. CIG is required to make distributions of available cash as defined in their partnership agreement on a quarterly basis to their partners, including us. Due to the retrospective consolidation of CIG, we have reflected 42 percent of CIG’s historical distributions paid to El Paso as distributions to its noncontrolling interest holder in our financial statements in all periods presented. CIG’s remaining historical distributions (excluding distributions paid to its noncontrolling interest holder) are reflected as distributions of pre-acquisition earnings and are allocated to our general partner. The following table shows CIG’s cash distributions to El Paso:

	Year Ended December 31,
	2009	2008
	(In millions)
Distributions to noncontrolling interest holder	$60.7	$45.6
Distributions of pre-acquisition earnings	15.0	43.7
Cash distributions to El Paso	$75.7	$89.3

In January 2010, CIG paid cash distributions of $18.5 million to El Paso.

CIG Non-Cash Distribution to El Paso. Prior to our acquisition of an additional 30 percent ownership interest in CIG on September 30, 2008, CIG distributed a portion of its notes receivable under its cash management program to its partners (including us). Approximately $270 million of this distribution was made to El Paso, which is reflected as a non-cash distribution to El Paso in our financial statements.

Affiliate Revenues and Expenses. We entered into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates, including natural gas transportation services to and from affiliates under long-term contracts and various operating agreements. CIG also contracts with an affiliate to process natural gas and sell extracted natural gas liquids.

We do not have employees. Following our reorganization in November 2007, our former employees continue to provide services to us through an affiliated service company owned by our general partner, El Paso. We are managed and operated by officers of El Paso, our general partner. We have an omnibus agreement with El Paso and its affiliates under which we reimburse El Paso for the provision of various general and administrative services for our benefit and for direct expenses incurred by El Paso on our behalf. El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we are allocated costs from El Paso Natural Gas Company and Tennessee Gas Pipeline Company, our affiliates, associated with our pipeline services. We also allocate costs to Cheyenne Plains Gas Pipeline, our affiliate, for their share of our pipeline services. The allocations from El Paso and TGP are based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll.

We also have entered into various operating and management agreements with El Paso related to the operation of our assets. The table below shows our affiliate revenues and expenses for the years ended December 31, 2009, 2008 and 2007.

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Revenues from affiliates	$16.1	$21.9	$19.2
Operation and maintenance expense from affiliates	94.7	86.2	55.7
Reimbursement of operating expenses charged to affiliates	12.0	11.9	9.8

Cash Management Program. Prior to our July 24, 2009 acquisition of an additional 18 percent interest in CIG, CIG participated in El Paso’s cash management program, which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. El Paso uses the cash management program to settle intercompany transactions between participating affiliates. SLNG also participated in El Paso’s cash management program in all periods presented. Elba Express participated in El Paso’s cash management program until May 2009, when, as a result of a restriction in its project financing agreement, it terminated its participation in the cash management program and received a capital contribution from El Paso of its outstanding notes payable. CIG, SLNG and Elba Express had notes receivable from El Paso of $148.4 million and $230.3 million as of December 31, 2009 and 2008. We classified $144.8 million and $154.4 million of this receivable as current on our balance sheets at December 31, 2009 and 2008, based on the net amount CIG, SLNG and Elba Express anticipate using in the next twelve months considering available cash sources and needs. The interest rate on our note at December 31, 2009 and 2008 was 1.5% and 3.2%.

Notes Receivable and Payable with Affiliates. Prior to the acquisition of additional ownership interests in CIG and SNG, in September 2008, we received a non-cash distribution of $30.0 million from CIG in the form of a note receivable from El Paso. As of December 31, 2009 and 2008 we had $20.2 million remaining on our note receivable from El Paso. This note is due upon demand and was classified as current on our balance sheet. The interest rate on this variable rate loan was 1.5% and 3.2% at December 31, 2009 and 2008. As partial funding for the acquisition, we also issued a note payable to El Paso of $10.0 million. For a further discussion of the note payable, see Note 2 and Note 6. At December 31, 2009 we had non-interest bearing advances from El Paso of $50.1 million related to the Elba Express construction included in accounts payable with affiliates on our balance sheet.

Income Taxes. Effective November 1, 2007, CIG converted into a general partnership as discussed in Note 1 and settled its existing current and deferred tax balances of approximately $216.4 million pursuant to its tax sharing agreement with El Paso with recoveries of note receivables from El Paso under its cash management program. During 2007, CIG also settled $8.8 million with El Paso through its cash management program for certain tax attributes previously reflected as deferred income taxes in our financial statements. These settlements are reflected as operating activities in our statement of cash flows.

Accounts Receivable Sales Program. CIG sells certain accounts receivable to a QSPE whose purpose is solely to invest in their receivables, which are short-term assets that generally settle within 60 days. During the years ended December 31, 2009 and 2008, CIG received net proceeds of approximately $0.4 billion and $0.3 billion related to sales of receivables to the QSPE and changes in our subordinated beneficial interests and recognized losses of $0.4 million and $0.6 million on these transactions. As of December 31, 2009 and 2008, CIG had approximately $37.2 million and $29.0 million of receivables outstanding with the QSPE, for which they received cash of $20.0 million in both periods and received subordinated beneficial interests of approximately $16.8 million and $8.4 million. The QSPE also issued senior beneficial interests on the receivables sold to a third party financial institution, which totaled $20.4 million and $20.6 million as of December 31, 2009 and 2008. We reflect the subordinated beneficial interest in receivables sold at their fair value on the date they are issued. These amounts (adjusted for subsequent collections) are recorded as accounts receivable from affiliate in our balance sheets. Our ability to recover our carrying value of our subordinated beneficial interests is based on the collectability of the underlying receivables sold to the QSPE. We reflect accounts receivable sold under this program and changes in the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under the agreements, we earn a fee for servicing the accounts receivable and performing all administrative duties for the QSPE which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the years ended December 31, 2009 and 2008.

In January 2010, CIG ceased selling its accounts receivable to the QSPEs and began selling the receivables directly to the third party financial institution. In return, the third party financial institution pays a certain amount of cash up front for the receivables, and pays the remaining amount owed over time as cash is collected from the receivables.

Other Affiliate Balances. We had net contractual, gas imbalance, and trade payables, as well as other liabilities with our affiliates arising in the ordinary course of business of approximately $30.1 million and $55.5 million at December 31, 2009 and 2008. Prior to November 2007, WIC participated in El Paso’s cash management program to settle intercompany transactions between participating affiliates. At December 31, 2009 and 2008, we had contractual deposits from our affiliates of $6.7 million and $6.4 million included in other current liabilities on our balance sheet.

WIC leases a compressor station from CIG’s unconsolidated affiliate, WYCO, and made lease payments to WYCO of $1.3 million, $1.4 million and $1.5 million for the years ended December 31, 2009, 2008 and 2007.

Indemnification. In connection with our initial public offering, El Paso indemnified us for three years against certain potential environmental and toxic tort claims, losses and expenses associated with the business conducted by WIC, CIG and SNG or the operations of their assets occurring before the closing date of our initial public offering. The maximum liability of El Paso for this indemnification obligation will not exceed $15 million.

13. Income Taxes

Effective February 4, 2010, SLNG, our consolidated subsidiary, converted into a limited liability company and is no longer subject to income taxes. Effective November 1, 2007, CIG, our consolidated subsidiary, converted into a general partnership in conjunction with our formation and accordingly, CIG is also no longer subject to income taxes. As a result of the conversion of SLNG and CIG into non-taxpaying entities, SLNG and CIG settled their existing current and deferred tax balances with recoveries of notes receivable from El Paso under the cash management program pursuant to the tax sharing agreement with El Paso. Prior to their respective conversion dates, SLNG and CIG recorded current income taxes based on taxable income and provided for deferred income taxes to reflect estimated future tax payments and receipts.

Components of Income Taxes. The following table reflects the components of income taxes included in income from continuing operations for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Current	(In millions)
Federal	$11.8	$9.2	$39.8
State	2.0	1.6	5.0
	13.8	10.8	44.8
Deferred
Federal	6.2	6.3	12.3
State	1.2	1.2	1.7
	7.4	7.5	14.0
Total income taxes	$21.2	$18.3	$58.8

Effective Tax Rate Reconciliation. Income taxes, included in income from continuing operations, differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(In millions, except for rates)
Income taxes at the statutory federal rate of 35%	$127.1	$100.7	$88.4
Increase (decrease)
Pretax income not subject to income taxes after conversion to partnership	—	—	(11.9)
State income taxes, net of federal income tax benefit	2.1	1.8	4.4
Income associated with non-taxable entities	(108.0)	(84.2)	(22.1)
Income tax expense	$21.2	$18.3	$58.8
Effective tax rate	6%	6%	23%

Deferred Tax Assets and Liabilities. The following are the components of our net deferred tax liability at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
	(In millions)
Deferred tax liabilities
Property, plant and equipment	$45.2	$41.3
Regulatory assets	12.8	9.5
Total deferred tax liability	58.0	50.8

Deferred tax assets
U.S. federal net operating loss carryovers	0.3	—
Other	0.7	1.0
Total deferred tax asset	1.0	1.0
Net deferred tax liability	$57.0	$49.8

14. Supplemental Selected Quarterly Financial Information (Unaudited)

Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended				Year to
	March 31	June 30	September 30	December 31 (1)	Date
	(In millions, except per unit amounts)
2009
Operating revenues	$152.9	$141.0	$147.0	$169.0	$609.9
Operating income	81.7	73.5	76.1	96.6	327.9
Earnings from unconsolidated affiliates	12.8	12.3	11.9	16.4	53.4
Net income	84.1	77.4	76.3	104.2	342.0
Net income attributable to noncontrolling interests	(23.9)	(20.9)	(21.6)	(30.2)	(96.6)
Net income attributable to El Paso Pipeline Partners, L.P.	60.2	56.5	54.7	74.0	245.4
Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit-
Basic and Diluted
Common	0.40	0.38	0.35	0.51	1.64
Subordinated	0.40	0.34	0.35	0.47	1.56
2008
Operating revenues	$138.3	$123.6	$120.6	$142.3	$524.8
Operating income	75.8	53.8	51.8	80.3	261.7
Earnings from unconsolidated affiliates(2)	9.6	5.6	4.8	12.9	32.9
Net income	78.9	54.3	53.9	82.3	269.4
Net income attributable to noncontrolling interests	(24.4)	(14.5)	(15.6)	(25.2)	(79.7)
Net income attributable to El Paso Pipeline Partners, L.P.	54.5	39.8	38.3	57.1	189.7
Net income attributable to El Paso Pipeline Partners, L.P. per limited partner unit-
Basic and Diluted
Common	0.31	0.27	0.29	0.37	1.26
Subordinated	0.31	0.27	0.14	0.37	1.12
____________________

(1)	The quarter ended December 31, 2009 includes a gain of $7.8 million related to the sale of the Natural Buttes compressor station and gas processing plant (see Note 2).

(2)	We acquired an additional 15 percent interest in SNG from El Paso on September 30, 2008.

SCHEDULE II

EL PASO PIPELINE PARTNERS, L.P.
VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2009, 2008 and 2007
(In millions)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Charged to Other Accounts	Balance at End of Period
2009
Allowance for doubtful accounts	$0.5	$(0.2)	$—	$(0.3)	$—
Legal reserves	1.2	1.1	(2.3)	—	—
Environmental reserves	13.3	1.0	(3.5)	—	10.8

2008
Allowance for doubtful accounts	$1.1	$(0.7)	$—	$0.1	$0.5
Legal reserves	—	1.2	—	—	1.2
Environmental reserves	14.9	1.5	(3.1)	—	13.3

2007
Allowance for doubtful accounts	$0.9	$0.1	$—	$0.1	$1.1
Legal reserves	—	3.1	(3.1)	—	—
Environmental reserves	17.1	0.9	(3.1)	—	14.9